Exhibit 2.1

“********” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

23 January 2015

AMIT PATEL

and

MEETA PATEL

(as Vendors)

ACTAVIS HOLDINGS UK LIMITED

(as Purchaser)

ACTAVIS PLC

(as Guarantor)

SHARE PURCHASE AGREEMENT

related to

AUDEN MCKENZIE HOLDINGS LIMITED

99 Bishopsgate

London EC2M 3XF

United Kingdom

Tel: +44.20.7710.1000

www.lw.com

SCHEDULE 5	43

WARRANTIES	43

SCHEDULE 6	64

LIMITATIONS ON VENDOR LIABILITY	64

SCHEDULE 7	69

COMPLETION ACCOUNTS	69

SCHEDULE 8	75

MARKETING AUTHORISATIONS	75

SCHEDULE 9	76

EARN-OUT ARRANGEMENTS	76
PART A – EARN-OUT	76
PART B – SCHEDULE OF PRODUCTS	81
PART C – SCHEDULE OF THIRD PARTY COSTS	82

SCHEDULE 10	83

PROVISIONS GOVERNING BLOCKED ACCOUNTS	83

THIS AGREEMENT is made as a deed on 23 January 2015 (this “Agreement”)

BETWEEN

(1)	AMIT PATEL, of [####] (“AP”);

(2)	MEETA PATEL, of [####] (“MP” and, together with “AP”, the “Vendors”);

(3)	ACTAVIS HOLDINGS UK LIMITED, a company incorporated in England and Wales with registered number 05032430 and having its registered office at Whiddon Valley, Barnstaple, Devon EX32 8NS (the “Purchaser”); and

(4)	ACTAVIS PLC, a company incorporated in Ireland and having its registered office at 1 Grand Canal Square, Docklands, Dublin 2, Ireland (the “Guarantor”).

WHEREAS

The Vendors wish to sell and the Purchaser wishes to acquire the entire issued share capital of the Company subject to the terms of this Agreement.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“2014 HMRC Enquiry” means any enquiry relating to any Group Company relating to or arising from the matters set forth in the notes of the meeting held between Auden McKenzie (Pharma Division) Limited, Auden McKenzie Properties Limited, their advisers and HMRC on 7 February 2014;

“Accounting Policies” means the accounting policies and procedures referred to in Part 2 of Schedule 7;

“Accounts” means:

(a)	the audited balance sheet of each Group Company and the audited consolidated balance sheet of the Company made up as at the Balance Sheet Date;

(b)	the audited profit and loss account of each Group Company and the audited consolidated profit and loss account of the Company in respect of the financial year ended on the Balance Sheet Date; and

(c)	the audited cash flow statement of each Group Company and the audited consolidated cash flow statement of the Company in respect of the financial year ended on the Balance Sheet Date,

as set out in the Disclosure Documents, and including all notes thereto and the related directors’ report and auditor’s report;

“Affiliate” means, in relation to any body corporate, a subsidiary or holding company of that body corporate (in each case whether direct or indirect) and any subsidiary (whether direct or indirect) of any such holding company;

“Agreed Form” means, in relation to a document, the form of that document initialled by or on behalf of the Purchaser and the Vendors for identification;

“AM Domain Names” means the following domain names: “alphagen.org”, “audenmckenzie.co.uk”, “alphagenerics.com”, “ apercap.com”, “audmonal.com”,” audenmckenzie-hydrocortizone.co.uk”, “audenmckenzie.com”, audenmckenzieholdings.com”, “limepharma.co.uk”, “limepharma.com”, “limegenerics.com”, “denela.co.uk”, “denela.org”, “plenachol.co.uk”, “plenachol.com” and “denela.net”;

“Antitrust Authority” means any Authority that enforces any Antitrust Law;

“Antitrust Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time governing the conduct of any person in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures and other co-operation), abuse of dominant or monopoly market positions (whether held individually or collectively) and/or to the control of acquisitions or mergers;

“AP Blocked Account” means the bank account at the Security Bank with account name Amit Patel, account number 26366368 and sort code 301674;

“AP Blocked Account Notice and Acknowledgement” means the blocked account notice signed by AP and related acknowledgement signed by the Security Bank and the Purchaser, each in the Agreed Form;

“AP Charge” means the fixed charge in the Agreed Form to be entered into at Completion between AP and the Purchaser, together with the related notice to be signed by AP and acknowledgment to be signed by the Security Bank, each in the Agreed Form;

“AP Newco” means Treno Investments Limited, a company incorporated in England and Wales with registered number 9397868;

“AP Property Acquisition Agreement” means the agreements, in the Agreed Form, pursuant to which:

(a)	AP is to acquire the Grosvenor Square Property from Auden McKenzie (Pharma Division) Limited; and

(b)	AP Newco is to acquire the Pharma Properties from Auden McKenzie (Pharma Division) Limited;

“AP Secured Amount” means £27,540,000;

“Appointment Notice” has the meaning given in paragraph 2.4 of Schedule 7;

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;

“Assignee” has the meaning given to that term in Clause 21.2;

“Balance Sheet Date” means 31 March 2014;

“Base Price” means £306,000,000;

“Blocked Account” means, in relation to AP, the AP Blocked Account, or, in relation to MP, the MP Blocked Account;

“Blocked Account Notices and Acknowledgements” means the AP Blocked Account Notice and Acknowledgement and the MP Blocked Account Notice and Acknowledgement;

“Business” means the business of the Group as carried on from time to time;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in the City of London are open for ordinary banking business;

“Cash Balances” means the amount, specified in pounds sterling, which is the aggregate of cash in hand and cash credited to any account with a financial institution (including any money held in the client account of any law firm on behalf of or to the order of any Group Company), held by each Group Company as at the Relevant Time, including all interest accrued thereon as shown by the reconciled cashbook balances of the Group Companies and for the avoidance of doubt shall exclude any item that is to be included in the calculation of Third Party Debt or Net Working Capital Amount;

“Change of Control” occurs where a person who Controls any body corporate ceases to do so or if another person acquires Control of such body corporate;

“Charge” means, in relation to AP, the AP Charge, or, in relation to MP, the MP Charge;

“Charged Amount” means:

(a)	in relation to AP, the AP Secured Amount less any amounts released from the AP Blocked Account pursuant to the provisions of paragraph 3 of Schedule 10; and

(b)	in relation to MP, the MP Secured Amount less any amounts released from the MP Blocked Account pursuant to the provisions of paragraph 3 of Schedule 10,

(and references to the Charged Amount shall include references to any part of it);

“Claim” means any claim by the Purchaser for breach of any of the Warranties or Completion Warranties;

“Claims Amount” means, in relation to each Vendor, such amount, at the relevant time, as is equal to the aggregate of all amounts which the Purchaser has claimed (by way of notification of such claim by the Purchaser to such Vendor in accordance with paragraphs 2.1 to 2.5 of Schedule 6 to this Agreement) are due from such Vendor pursuant to any Relevant Claim which has not, at the relevant time, either (i) been withdrawn in writing by the Purchaser, or (ii) become a Settled Claim in respect of which such Vendor has paid or otherwise settled in full his liability to the Purchaser under this Agreement;

“CMA” means the UK Competition and Markets Authority;

“CMA Notification” means the draft merger notice to be filed by the Purchaser with the CMA in relation to the Transaction;

“Company” means Auden McKenzie Holdings Limited, a company incorporated in England and Wales with registered number 08257942 and having its registered office at McKenzie House, Bury Street, Ruislip, Middlesex HA4 7TL, further particulars of which are set out in Part 1 of Schedule 2;

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 4;

“Completion Accounts” means the Net Cash Statement and the Net Working Capital Statement;

“Completion Date” means the date on which Completion takes place;

“Completion Disclosure Documents” means documents (whether in physical form, on a CD-ROM or otherwise as agreed between the parties) annexed to the Completion Disclosure Letter;

“Completion Disclosure Letter” means the disclosure letter (including the Completion Disclosure Documents) to be provided immediately before Completion from the Vendors to the Purchaser in relation to the Completion Warranties;

“Completion Warranties” has the meaning given in Clause 8.2;

“Conditions” has the meaning given in Clause 4.1;

“Confidential Information” has the meaning given in Clause 13.1;

“Consultancy Agreement” means the agreement, in the Agreed form, between AP and Auden McKenzie (Pharma Division) Limited relating to the provision by AP of certain transitional consulting services to the Group following Completion;

“Control” means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that body corporate;

“Determination Date” means the date upon which all of the adjustments to the Initial Consideration pursuant to Clause 3.3 have been agreed or determined in accordance with the provisions of this Agreement;

“Default Rate” means 2 per cent. per annum above the base rate of HSBC Bank plc from time to time;

“Disagreement Notice” has the meaning given to that term in paragraph 2.3 of Schedule 7;

“Disclosed” means: (i) with respect to the Warranties, matters fairly disclosed, with sufficient details to identify the nature and scope of the matter, in the Disclosure Documents, this Agreement, the Disclosure Letter, the other Transaction Documents and the Pre-Sale Property Extraction Documents; and (ii) with respect to the Completion Warranties, matters fairly disclosed, with sufficient details to identify the nature and scope of the matter, in the Disclosure Documents, this Agreement, the Disclosure Letter, the Completion Disclosure Documents, the Completion Disclosure Letter, the other Transaction Documents and the

Pre-Sale Property Extraction Documents;

“Disclosure Documents” means the documents contained in the USB stick annexed to the Disclosure Letter;

“Disclosure Letter” means the disclosure letter (including the Disclosure Documents) dated the date hereof, from the Vendors to the Purchaser, receipt of which is hereby acknowledged by the Purchaser;

“Divestiture Material Adverse Effect” means the divestiture of a Product which results in, or can be reasonably expected to result in, a material adverse effect on the assets, regulatory position, business, operations, financial condition or profits of the Group;

“Draft Net Cash Statement” has the meaning given in paragraph 1 of Schedule 7;

“Draft Net Working Capital Statement” has the meaning given in paragraph 1 of Schedule 7;

“Due Amount” means any amount due from the Vendors in respect of a Settled Claim;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other security agreement or arrangement;

“Estimated Net Cash Amount” has the meaning given in paragraph 1 of Part 1 of Schedule 7;

“Estimated Net Working Capital Amount” has the meaning given in paragraph 1 of Part 1 of Schedule 7;

“Excess Amount” means, in relation to each Vendor, the amount by which the amount standing to the credit of such Vendor’s Blocked Account exceeds the aggregate of:

(a)	before the Final Release Date only, such Vendor’s Residual Retained Amount; and

(b)	the Claims Amount applicable to such Vendor;

“Excess Withheld Amount” has the meaning given to such term in paragraph 6.4(a)(ii) of Schedule 10;

“Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank plc as at the close of business in London as at such date;

“External Event” means any event, development, change or occurrence that (either alone or in combination) comprises, results from or is attributable to:

(a)	any change in general economic conditions or outlook, financial, credit or securities markets or political or regulatory conditions, whether globally or in any country or market, including changes in interest rates, other than changes that adversely affect the Business (taken as a whole) in a disproportionate manner relative to other participants in the pharmaceutical or the generic pharmaceutical industry in the UK;

(b)	any change, occurrence or development in Law or the interpretation or enforcement thereof or the adoption of new Law or new regulations, in each case affecting the pharmaceutical industry or the generic pharmaceutical industry generally, other than changes that adversely affect the Business (taken as a whole) in a disproportionate manner relative to other participants in the pharmaceutical or the generic pharmaceutical industry in the UK;

(c)	the announcement or consummation of this Agreement and any of the transactions contemplated hereby or thereby; or

(d)	any act of terrorism or war or act of civil disturbance or any armed conflict or similar calamity (whether threatened, pending or declared) or any escalation or worsening of any of the same or any natural or environmental disaster or any epidemic;

“Final Initial Consideration” has the meaning given in Clause 3.3;

“Final Release Date” means the later of: (a) three years from the date of this Agreement; or (b) the date falling one year after the date of the last written correspondence received by the Purchaser or any Group Company from HMRC in relation to the 2014 HMRC Enquiry (other than any correspondence confirming:

(a)	that the 2014 HMRC Enquiry has been closed; or

(b)	in reply to any communication from or on behalf of any Group Company or other member of the Purchaser Group, that (and only confirming that) HMRC is not requesting any further information; or

(c)	that the 2014 HMRC Enquiry has been fully settled);

“First Release Date” means the date falling 18 months after the date of this Agreement;

“Fundamental Warranty Claim” means a Claim by the Purchaser for breach of any of the Warranties or Completion Warranties set out at paragraphs 2.1 to 2.4 (inclusive), 3.1 to 3.4 (inclusive), and 12.1 to 12.6 (inclusive) of Schedule 5;

“Group” means the Company and each of the Subsidiaries;

“Group Company” means any member of the Group;

“Grosvenor Square Property” means the leasehold property comprising Sixth Floor Box Room 14 and Flat 6, 33 Grosvenor Square, London W1K 2HL with Land Registry title number NGL945400;

“HMRC” means Her Majesty’s Revenue & Customs;

“Identity” has the meaning given to that term in Clause 12.1(d)(ii);

“Initial Consideration” means the aggregate of:

(a)	the Base Price; plus

(b)	the Estimated Net Cash Amount;

(c)	less the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount; and

(d)	plus the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount;

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Long-Stop Date” means 31 May 2015;

“Losses” means all costs, losses, liabilities, damages, claims, demands, proceedings, expenses, penalties and legal and other professional fees;

“Management Accounts” means the unaudited management accounts of the Group, including the balance sheet, profit and loss account and cash flow statement for the period from the Balance Sheet Date to, and as at, 30 September 2014 as set out in the Disclosure Documents;

“Marketing Authorisations” means any marketing authorisation, consent, permit, permission, licence, certificates, registrations, approvals or other authorisations issued by any Authority and required under applicable Law to manufacture, market, promote, advertise, import, export or sell any product;

“Material Adverse Effect” means a matter, event, development, change or occurrence that occurs or materialises before Completion (other than an External Event) and (either alone or in combination) results in, or can be reasonably expected to result in, a material adverse effect on the assets, liabilities, profits or regulatory position of the Group;

“Material Contract” has the meaning given in Schedule 5;

“Merger Control Approval” has the meaning given in Clause 4.1(a);

“Merger Control Condition” has the meaning given in Clause 4.1(a);

“Monkseaton Property” means the freehold property located at Monkseaton, Northgate, Northwood HA6 2TH with Land Registry title number AGL96786;

“MP Blocked Account” means the bank account at the Security Bank with account name Meeta Patel, account number 26367460 and sort code 301674;

“MP Blocked Account Notice and Acknowledgement” means the blocked account notice signed by MP and related acknowledgement signed by the Security Bank and the Purchaser, each in the Agreed Form;

“MP Charge” means the fixed charge in the Agreed Form to be entered into at Completion between MP and the Purchaser, together with the related notice to be signed by MP and acknowledgment to be signed by the Security Bank, each in the Agreed Form;

“MP Property Acquisition Agreement” means the agreement, in the Agreed Form, between MP and Auden McKenzie

(Pharma Division) Limited pursuant to which MP (or such person as MP may direct) is to acquire the Monkseaton Property;

“MP Secured Amount” means £18,360,000;

“Net Cash Amount” means the amount specified in pounds sterling (which may be a positive or a negative number), of:

(a)	the Cash Balances; less

(b)	any Trapped Cash; less

(c)	the Third Party Debt;

“Net Cash Statement” means the statement setting out the Cash Balances as at the Relevant Time in the form set out in Part 3 of Schedule 7 to be prepared by the Purchaser and to be agreed or determined in accordance with Schedule 7;

“Net Working Capital Amount” means:

(a)	the aggregate of the inventory, trade receivables and other receivables and prepayments (being the line items making up current assets in the form of Net Working Capital Statement set out in Part 3 of Schedule 7) of the Group; less

(b)	the aggregate of the trade payables, other taxes and social security payable (excluding corporation tax) and other liabilities and accruals (excluding Sigma liability) and the Sigma liability (being the line items making up current liabilities in the form of Net Working Capital Statement set out in Part 3 of Schedule 7) of the Group,

in each case as at the Relevant Time and as calculated in accordance with the Accounting Policies, as such amount is agreed or determined pursuant to Schedule 7 (but provided that, for the avoidance of doubt, no amount or item that is to be included in the calculation of the Net Cash Amount shall be taken into account for the purposes of the Net Working Capital Amount);

“Net Working Capital Statement” means the statement in the form set out in Part 3 of Schedule 7 to be prepared by the Purchaser and to be agreed or determined in accordance with Schedule 7;

“New Lease” means the lease, in the Agreed Form, between AP Newco and Auden McKenzie (Pharma Division) Limited in relation to McKenzie House;

“NRIM Deferred Consideration” means the deferred consideration payable by the Company to the Sellers of NRIM Limited pursuant to clause 3.2.2 of the share purchase agreement dated 29 July 2014 between the Company and such sellers;

“Pharma Properties” means the properties at Six Bells (Title Number: MX455385), McKenzie House (Title Number: AGL124766) and Chelmsine Court (Title Number: MX151843) to be sold by Auden McKenzie (Pharma Division) Limited to AP Newco pursuant to the AP Property Acquisition Agreement;

“Phase 2 CMA reference” means a reference by the CMA to its chair for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013;

“Pre-Completion Dividend” has the meaning given to that term in Clause 5.4;

“Pre-Sale Property Extraction” means the transactions contemplated by the Pre-Sale Property Extraction Agreements;

“Pre-Sale Property Extraction Agreements” means the AP Property Acquisition Agreement and the MP Property Acquisition Agreement;

“Press Announcement” means the press release, in the Agreed Form, to be issued by the Purchaser and the Vendors in relation to this Transaction;

“Products” means those pharmaceutical products marketed, sold or distributed by the Group as at Completion or any time within the 12 months immediately preceding the Completion Date, but excluding Dapsone and Prednisolone;

“Purchaser Group” means the Purchaser and each of its Affiliates including, for the avoidance of doubt, the Group Companies from Completion;

“Purchaser’s Bank Account” means the bank account at DNB London with account name Actavis Holdings UK Limited, account number 64524001 and sort code 40-51-14 (or such other account as the Purchaser shall notify to the Vendors at least five Business Days before the relevant due date for payment);

“Purchaser’s Deal Team” means Nikhil Bhide, Jonathan Wilson, Sara Vincent, Suzanne Smith, Rob Delve, Pall Snaebjornsson, Nadine Jakes, Tomos Shillingford, Tzvetan Popov and Mike Hayter;

“Purchaser’s Solicitors” means Latham & Watkins (London) LLP of 99 Bishopsgate, London EC2M 3XF;

“Relevant Claim” means a Claim or a claim under the Tax Covenant;

“Relevant Time” means immediately prior to Completion on the Completion Date;

“Reporting Accountants” means an independent firm of internationally recognised chartered accountants to be agreed upon by the Vendors and the Purchaser within five Business Days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Representatives” means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;

“Reserved Amount” means, in relation to any Relevant Claim, the estimate of the amount of such Relevant Claim as specified in the notification of such claim made by the Purchaser to the relevant Vendor pursuant to paragraph 2.1 of Schedule 6;

“Residual Retained Amount” means:

(a)	in relation to AP, £2,700,000; and

(b)	in relation to MP, £1,800,000;

“Respective Proportion” means, in relation to each Vendor, the percentage set out opposite such Vendor’s name in column 4 (Respective Proportion) of the table in Schedule 1;

“Restricted Business” means the sale and distribution in the Restricted Territory of the Products;

“Restricted Territory” means the United Kingdom;

“Secured Amount” means £45,900,000 secured in favour of the Purchaser pursuant to the Security Deposit Agreements;

“Security Bank” means Lloyds Bank Plc;

“Settled Claim” means a Claim or a claim under the Tax Deed of Covenant which:

(a)	the Purchaser and the Vendors have agreed in writing is settled; or

(b)	has been determined by a court of competent jurisdiction from which there is no right of appeal or from whose judgment the Vendors or the Purchaser are debarred by passage of time or otherwise from making an appeal;

“Settlement, Determination or Withdrawal” means, in respect of any Relevant Claim, such Relevant Claim having:

(a)	become a Settled Claim and having been paid in accordance with Clause 11.1; or

(b)	been withdrawn by the Purchaser in writing;

“Shares” means the 1,000 ordinary shares of £1.00 each in the Company, all of which have been issued and are fully paid;

“Sigma Deposit” means the deposit made by Sigma Pharmaceuticals plc at the Group in relation to the inventory of hydrocortisone tablets held as security stock in relation to the agreement between Sigma Pharmaceuticals plc and the Department of Health;

“Subsidiaries” means the companies whose details are set out in Part 2 of Schedule 1;

“Target Net Working Capital Amount” means £13,600,000;

“Tax” means:

(a)	all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation (including payment under the Corporation Tax (Instalment Payments) Regulations 1998) and all related withholdings or deductions of any nature (including, for the avoidance of doubt, stamp duty, stamp duty reserve tax, stamp duty land tax and PAYE and National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere); and

(b)	all related fines, penalties, charges and interest,

imposed or collected by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to any of the Group Companies or another person (and “Taxes” and “Taxation” shall be construed accordingly);

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax;

“Tax Covenant” means the covenants set forth in clause 2.1 of the Tax Deed of Covenant;

“Tax Deed of Covenant” means the deed relating to Tax to be executed on Completion between the Vendors and the Purchaser in the Agreed Form;

“Tax Warranties” means the Warranties and Completion Warranties relating to Tax set out in paragraph 26 of Schedule 5;

“Third Party Claim” has the meaning given in paragraph 7 of Schedule 6;

“Third Party Debt” means the aggregate amount (ignoring for these purposes any amounts owed by any Group Company to any other Group Company) of the following amounts at their redemption value (but provided that any amount in relation to a specific item shall only be included once in the calculation or determination of Third Party Debt):

(a)	all outstanding loans, finance leases, capitalised leases, contract hire agreements, debt purchase contracts, acceptance credits, letters of credit, factoring, discounting or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing, sale and leaseback arrangements, overdrafts, credit card facilities or any other financing indebtedness or other arrangements the purpose of which is to raise money, owed by any of the Group Companies to any third party (not being a Group Company) as at the Relevant Time;

(b)	all outstanding payment obligations of a Group Company in relation to products already delivered to a Group Company under conditional sales contracts and other similar title retention instruments;

(c)	all obligations in respect of any hedging or derivative transaction or arrangement;

(d)	the deferred portion or instalments of purchase price, and any amounts reserved for the payment of a contingent purchase price (including, without limitation, a reasonable estimate amount of any potential future earnout payments), in connection with the acquisition of any business, and any retention, severance, change of control or similar payments payable to any employee, officer, director, broker, finder, agent or counsel of any Group Company after the completion of any such acquisition;

(e)	any Transaction Costs;

(f)	any accrued but unpaid interest on any of the foregoing up to the Relevant Time;

(g)	any break fees or prepayment penalties, premiums, fees, costs or expenses which are incurred or which will be incurred by any Group Company in relation to the repayment or termination of any of the foregoing on the Completion Date and any future end of life payments in relation to any finance leases where the underlying asset will be required by any Group Company following Completion;

(h)	any UK corporation tax which has accrued but has not been paid before the Relevant Time;

(i)	any Taxation payable in respect of or in connection with the Pre-Sale Property Extraction (unless such Taxation has been included in paragraph (h) above or in the Net Working Capital Amount);

(j)	other than with respect to any payment to Alan Barnard, any bonuses or other payments to employees or officers of any Group Company payable in relation to the Transaction; and

(k)	a sum of £450,000 in respect of any amount or amounts which may be payable to Alan Barnard as a result of this Transaction or the termination of his employment (whether before, at or after Completion) or otherwise pursuant to any agreement or arrangement between any Group Company and Alan Barnard (and so that the Purchaser agrees and acknowledges that there shall be no other adjustment made to the Initial Consideration, and the Purchaser shall have no other claim under this Agreement, in relation to any such amount or amounts payable, or which may become payable in the future, to Alan Barnard);

“Transaction” means the transactions contemplated by this Agreement and/or the other Transaction Documents or any part thereof;

“Transaction Costs” means any legal, accounting, financial or other advisers’ fees incurred, which are due and payable (but have not yet been paid) as at the Relevant Time by any Group Company in connection with the Transaction;

“Transaction Documents” means this Agreement, the Disclosure Letter, the Completion Disclosure Letter, the Tax Deed of Covenant and any documents in Agreed Form (other than the Pre-Sale Property Extraction Agreements);

“Trapped Cash” means:

(a)	any Cash Balance that, as of the Relevant Time, may not, as a matter of applicable Law (taking into account any steps, actions, procedures or elections which any Group Company would, at or prior to the Relevant Time, have been permitted by law to take, including any reduction of share capital or other capital reserves so as to create additional distributable reserves) be either applied to repay Third Party Debt or distributed in accordance with applicable Law to the shareholders of the relevant Group Company; and

(b)	where, as a matter of applicable law, any Cash Balance (not being a Cash Balance falling within paragraph (a) above) may not either be applied to repay Third Party Debt or distributed in accordance with applicable law by a Group Company to the shareholders of such Group Company (or, in the case of the Company, would not be capable of distribution by the Company to a company incorporated and tax resident in the United Kingdom were the Company wholly owned (legally and beneficially) by such a company) without the imposition of any Tax, the amount of Tax which would be so imposed;

“True-up Payment” means any amount to be paid by the relevant Vendor to the Purchaser pursuant to Clause 3.7 of the SPA;

“VAT” means value added tax or any similar Tax, whether chargeable in the United Kingdom or elsewhere;

“Vendor Balancing Payment” has the meaning given in Clause 3.7;

“Vendor Group” means any and all companies in relation to which either of the Vendors exercises Control (excluding, for the avoidance of doubt, any Group Company);

“Vendor’s Bank Account” means:

(a)	in relation to AP, the bank account at Lloyds Bank with account name A. H. Patel, account number 89297968 and sort code 77-91-16; and

(b)	in relation to MP, the bank account at Coutts & Co with account name Meeta Patel, account number 01387510 and sort code 18-00-02,

(or, in each case, such other account as the relevant Vendor shall notify to the Purchaser at least five Business Days before the relevant due date for payment);

“Vendors’ Solicitors” means Morgan, Lewis & Bockius UK LLP of Condor House, 5-10 St. Paul’s Churchyard, London

EC4M 8AL;

“Warranties” means the warranties set out in Clause 8 and Schedule 5; and

“Working Hours” means 9:30 am to 5:30 pm on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:

(a)	“holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006 and “subsidiary undertaking” means “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006;

(b)

every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)	Warranties or Completion Warranties qualified by the expression “so far as the Vendors are aware” (or any similar expression) are deemed to be given based on the actual knowledge of the Vendors and after due and careful enquiry of each of (in the case of the Warranties (and Completion Warranties) set out in paragraphs 5, 6.1(c), 7 and 26 of Schedule 5 only) Vijay Piasa, (in the case of the Warranties (and Completion Warranties) contained in paragraphs 8.2, 8.3, 8.4, 8.5, 8.6, 8.16, 18.1(c) and 24 of Schedule 5 only) Parag Patel, (in the case of the Warranties (and Completion Warranties) set out in paragraph 6.1(b) of Schedule 5 only) Janit Patel, and (in the case of the Warranties (and Completion Warranties) set out in paragraphs 10, 18.1(a), 18.1(b), 18.1(c), 18.8(a), 18.13 and 18.15 of Schedule 5 only) Hiren Patel, in each case immediately prior to the execution of this Agreement for Warranties given as at the date of this Agreement and as at the Relevant Time for the Completion Warranties;

(d)	references to clauses and schedules are references to Clauses of and Schedules to this Agreement, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Agreement include the Schedules;

(e)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(f)	references to a “party” means a party to this Agreement and includes its successors in title, personal representatives and permitted assigns;

(g)	references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(h)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(i)	references to “sterling”, “pounds sterling” or “£” are references to pounds sterling, the lawful currency of the United Kingdom;

(j)	for the purposes of applying a reference to a monetary sum expressed in sterling, an amount in a different currency shall be deemed to be an amount in sterling translated at the Exchange Rate at the relevant date;

(k)	references to times of the day are to the time in London, United Kingdom, unless otherwise stated;

(l)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(m)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(n)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(o)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Each of the schedules to this Agreement shall form part of this Agreement.

1.5	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

1.6	Where any Warranty is qualified by reference to materiality (including the phrase “in all material respects”), such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the business of the Company.

1.7	Where the Purchaser has any Claim or claim under the Tax Deed of Covenant, the Purchaser agrees and undertakes that it shall only be entitled to bring such claim against and seek recovery from each Vendor, and each Vendor shall only be liable to the Purchaser, in respect of such percentage of the Losses and Taxes, as applicable, the subject of or arising from such claim as is equal to such Vendor’s Respective Proportion.

2.	SALE OF SHARES

On the terms set out in this Agreement each of the Vendors shall sell and the Purchaser shall purchase such number of the Shares set forth opposite that Vendor’s name in Schedule 1 with effect from Completion, with full title guarantee, free from all Encumbrances, together with all rights attaching to the Shares as at Completion (including the right to all dividends and distributions declared, paid or made in respect of the Shares after the Completion Date).

3.	CONSIDERATION

3.1	The purchase price for the sale of the Shares shall be the aggregate of:

(a)	the Initial Consideration as adjusted pursuant to Clause 3.3; and

(b)	the Earn-out Payments payable pursuant to Schedule 9.

3.2	The Initial Consideration shall be satisfied as follows:

(a)	the payment at Completion by the Purchaser to the Vendors in their Respective Proportions of the Initial Consideration less the Secured Amount in accordance with Clause 22.1;

(b)	the payment at Completion by the Purchaser of the AP Secured Amount into the AP Blocked Account to be held, dealt with, released, paid and transferred in accordance with the provisions of Schedule 10 and the AP Charge; and

(c)	the payment at Completion by the Purchaser of the MP Secured Amount into the MP Blocked Account to be held, dealt with, released, paid and transferred in accordance with the provisions of Schedule 10 and the MP Charge.

3.3	Subject to Clauses 3.4 and 3.5, the Initial Consideration shall be adjusted as follows:

(a)	there shall be added an amount, if any, by which the Net Working Capital Amount exceeds the Estimated Net Working Capital Amount;

(b)	there shall be deducted an amount, if any, by which the Estimated Net Working Capital Amount exceeds the Net Working Capital Amount;

(c)	there shall be deducted an amount, if any, by which the Estimated Net Cash Amount exceeds the Net Cash Amount; and

(d)	there shall be added an amount, if any, by which the Net Cash Amount exceeds the Estimated Net Cash Amount,

with the purchase price as so adjusted being the “Final Initial Consideration”.

3.4	The adjustments to the Initial Consideration set out in Clause 3.3 shall be aggregated and netted off against each other such that no amount shall be payable by either the Purchaser or the Vendors (as the case may be) under Clause 3.3 until both the Net Working Capital Amount and the Net Cash Amount have been agreed or determined pursuant to Schedule 7.

3.5	Neither the Purchaser nor the Vendors shall be entitled to include the same asset or liability twice in calculating any of the adjustments to be made pursuant to Clause 3.3.

3.6	Within five Business Days of the Determination Date, the Purchaser or (as the case may be) the Vendors shall make the following payment:

(a)	if the Final Initial Consideration exceeds the Initial Consideration, the Purchaser shall pay to the Vendors, in their Respective Proportions, in cash in pounds sterling an amount equal to such excess in accordance with Clause 22.1; or

(b)	if the Initial Consideration exceeds the Final Initial Consideration then each Vendor shall pay, in their Respective Proportions, to the Purchaser an amount in cash in pounds sterling equal to such excess in accordance with Clause 22.1.

3.7	If the Vendors are liable to make a payment to the Purchaser pursuant to Clause 3.6(b) (the “Vendor Balancing Payment”), then the Vendors and the Purchaser shall jointly instruct the Security Bank to pay the Vendor Balancing Payment to the Purchaser, in the Vendors’ Respective Proportions, in accordance with the provisions of Schedule 10.

3.8	The Purchaser shall pay to the Vendors the Earn-out Payments in accordance with the provisions of Schedule 9.

3.9	Any payments required to be made under Clause 3.6 shall, for the avoidance of doubt, be treated as adjusting the Initial Consideration, thus resulting in the Final Initial Consideration. The Final Initial Consideration, together with any Earn-out Payments made pursuant to Schedule 9, shall, subject to adjustment pursuant to Clause 22.2, be adopted for all Tax reporting purposes.

4.	CONDITIONS

4.1	Completion shall be subject to the following conditions being satisfied (or waived in accordance with Clause 4.10):

(a)	the Purchaser having received, by the date and time provided in Clause 4.2, confirmation from the CMA that either:

(i)	the acquisition of the Shares pursuant to this Agreement does not constitute a relevant merger situation within the meaning of Part 3 of the Enterprise Act 2002; or

(ii)	that there will not be a Phase 2 CMA Reference of the Transaction (“Merger Control Approval”), which such confirmation may be subject to conditions (including conditions which would require of the Purchaser Group to offer remedies or make divestitures), other than where the Purchaser is obliged, as a condition of obtaining such Merger Control Approval, to offer any remedies or divestitures that would give rise to a Divestiture Material Adverse Effect,

(the “Merger Control Condition”);

(b)	the Pre-Sale Property Extraction having occurred prior to Completion (the “Property Extraction Condition”);

(c)	no Material Adverse Effect having occurred during the period from the date of this Agreement to the Completion Date and which is subsisting on the Completion Date; and

(d)	no breach of:

(i)	the Warranties having occurred;

(ii)	the Completion Warranties having occurred, as if the Completion Warranties were given immediately prior to Completion by reference to the facts and circumstances subsisting at that time (provided that, solely for the purposes of determining whether a breach of the Completion Warranties has occurred for the purposes of this sub-clause 4.1(d)(ii) only, the contents of the Completion Disclosure Letter shall be disregarded); or

(iii)	the obligations of the Vendors under Clause 5.1 and Schedule 3 of this Agreement having occurred prior to Completion,

where such breach (or such breaches in aggregate) results in, or would result in, a Material Adverse Effect on the business of the Group as a whole,

together, the “Conditions”.

4.2	The Purchaser shall use all reasonable endeavours, at its own cost, to procure that the Merger Control Condition is satisfied as soon as practicable and in any event no later than:

(a)	6.00 pm on 27 April 2015; or

(b)	such later time and date as may be agreed in writing by the Vendors and the Purchaser,

and shall not, and shall procure that none of its respective Affiliates or Representatives shall, take any action that could reasonably be expected to adversely affect the satisfaction of such Condition.

4.3	As soon as possible after the date of this Agreement, and in any event within 5 Business Days of the date of this Agreement, the Purchaser shall provide the CMA Notification to the CMA.

4.4

In order to satisfy the Merger Control Condition, the parties shall (i) reasonably cooperate in all respects with each other in the preparation of any submission or response required or requested by the CMA in connection with the CMA Notification and/or the Merger Control

Condition, (ii) supply to any Authority as promptly as practicable any additional information requested pursuant to any applicable Laws and take all other procedural actions required in order to satisfy the Merger Control Condition, (iii) promptly provide each other with copies of any material written communication received from or sent to the CMA (or written summaries of any material non-written communication) in connection with any proceeding, investigation or inquiry commenced in order to satisfy the Merger Control Condition and (iv) give each other and their respective advisers the opportunity to participate in all meetings and discussions with any Authority in connection with the Merger Control Condition to the extent permitted by the Authority and subject to all applicable Laws including competition laws.

4.5	The Purchaser acknowledges and agrees that it shall use all reasonable endeavours to satisfy the Merger Control Condition and, accordingly, if the Purchaser is required by any competent merger control authority to offer any remedies or divestitures as a condition to obtaining the Merger Control Condition, the Purchaser agrees that it shall offer as a remedy to dispose of the Product(s) which overlaps with any product of the Purchaser Group (the “Relevant Product”) but provided always that the Purchaser shall not be obliged to offer any remedies to the competent merger control authority as a condition of obtaining the Merger Control Approval that would give rise to a Divestiture Material Adverse Effect.

4.6	The Vendors shall procure (i) completion of the Pre-Sale Property Extraction prior to Completion.

4.7	If at any time the Vendors or the Purchaser become aware of any event, circumstance or condition that would be reasonably likely to prevent a Condition being satisfied it shall forthwith inform the other parties.

4.8	Each party shall notify the others promptly upon it becoming aware that any of the Conditions have been satisfied (or waived in accordance with Clause 4.10).

4.9	If the Condition at Clause 4.1(a) is not satisfied (or waived in accordance with Clause 4.10) by the Long-Stop Date, this Agreement shall cease to have effect immediately except for the provisions of Clauses 1, 4.9, 10, 13, 17 and 19 to 27 (in each case inclusive) and any rights or liabilities that have accrued prior to that time.

4.10	The Purchaser may, to such extent as it thinks fit and is legally entitled to do so, waive any of the Conditions (other than the Property Extraction Condition) in whole or in part, by written notice to the Vendors.

5.	PRE-COMPLETION MATTERS

5.1	During the period from the date of this Agreement to Completion each of the Vendors shall perform their obligations as set out in Schedule 3.

5.2	The Vendors shall procure that, to the extent not already so transferred, all of the AM Domain Names are transferred to, and fully legally and beneficially vested in, a Group Company prior to Completion.

5.3	If the Purchaser believes that any Vendor is in breach of any of its obligations under Schedule 3, and any such breach or breaches are capable of being cured, the Purchaser shall notify the Vendors of such breach or breaches and shall afford the Vendors the opportunity to try to remedy such breach or breaches prior to Completion.

5.4

The Vendors shall be entitled to procure that the Company declare make or pay a dividend (a “Pre-Completion Dividend”) (whether as an interim or final dividend) to the Vendors at any time prior to Completion of such amount as the Vendors may reasonably and lawfully determine (provided that the making of such dividend shall not result in the Company having

Cash Balances of less than £6 million at Completion) (and further provided that any such Pre-Completion Dividend may be settled in whole or in part by way of set-off against any monies owed by any Vendor to any Group Company pursuant to the
Pre-Sale Property Extraction) and may procure that the Company or any other Group Company takes such steps and corporate actions (including the preparation of interim accounts, the paying of dividends or the making of other distributions and the transfer of cash (including by way of intra-group loan)) as the Vendors may consider reasonably necessary so as to enable the Company to declare, make or pay (including by way of any such set-off) any such Pre-Completion Dividend.

5.5	The Vendors shall procure that, prior to Completion, the Company shall pay the NRIM Deferred Consideration in full to the sellers of NRIM Limited in accordance with the provisions of the share purchase agreement dated 29 July 2014 relating to the acquisition by the Company of NRIM Limited.

6.	COMPLETION

6.1	Completion shall take place at the offices of the Purchaser’s Solicitors (or at any other place as agreed in writing by the Vendors and the Purchaser) on:

(a)	7 April 2015;

(b)	if the Merger Control Condition has not been satisfied or waived in accordance with Clause 4 on or before 7 April 2015, the last Business Day of the month during which the Merger Control Condition is satisfied or waived (or, if the Merger Control Condition is satisfied or waived less than three Business Days prior to such date, the last Business Day of the following month), subject to all other Conditions having been satisfied or waived by that date;

(c)	if Completion is deferred in accordance with Clause 6.4, the date to which it is deferred; or

(d)	any other date agreed in writing by the Vendors and the Purchaser.

6.2	At Completion:

(a)	each Vendor shall do or procure the carrying out of all those things listed in paragraph 1 of Schedule 4;

(b)	the Purchaser shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 4; and

(c)	the Guarantor shall do or procure the carrying out of all those things listed paragraph 3 of Schedule 4,

provided that, all documents and items delivered and payments made in connection with Completion shall be held by the recipient to the order of the person delivering them until such time as Completion takes place.

6.3	Without prejudice to any other rights and remedies the parties may have, neither the Purchaser nor the Vendors shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

6.4	Without prejudice to any other rights and remedies any party may have, if:

(a)	any Vendor does not comply with its obligations under Clause 6.2(a), the Purchaser; or

(b)	either the Purchaser or the Guarantor does not comply with its obligations under Clauses 6.2(b) or 6.2(c), the Vendors:

may

(i)	proceed to Completion as far as practicable (without limiting any such party’s right to claim damages in respect of any breach or any other rights and remedies such party may have); or

(ii)	defer Completion to a date being not less than 3 Business Days (unless the parties otherwise agree) nor more than 10 Business Days following the date on which Completion would otherwise have taken place (and so that the provisions of this Clause 4 shall apply to Completion as so deferred); or

(iii)	subject to Completion having been deferred at least once under Clause 6.4(b)(ii), and the parties having used their respective reasonable endeavours to effect Completion during the intervening period, terminate this Agreement by notice in writing to the other parties.

6.5	If Completion has not occurred by the Long-Stop Date, then any party shall have the right to terminate this Agreement upon written notice to the other parties.

6.6	If at any time prior to or at Completion any of the Vendors becomes aware that any material breach of the Warranties or of the obligations of the Vendors under Clause 5.1 and Schedule 3 of this Agreement has occurred, such Vendor shall immediately:

(a)	notify the Purchaser of such breach, in sufficient detail to enable the Purchaser to make an accurate assessment of the situation, (and, for the avoidance of doubt, the delivery of such notice shall not limit or otherwise affect the remedies available to the Purchaser); and

(b)	if requested by the Purchaser, use all reasonable endeavours to procure that the notified breach is remedied.

6.7	If, at any time prior to Completion:

(a)	the Vendors are in breach of any of their obligations under Clause 5.1 or Schedule 3 (provided that, if any such breach or breaches are capable of being cured, the Vendors have first been afforded the opportunity to try to remedy such breach or breaches prior to Completion to the Purchaser’s reasonable satisfaction and the breach or breaches remain uncured); or

(b)	the Vendors are in breach of any of the Warranties as given at the date of this Agreement,

with the result that the Condition set out in Clause 4.1(d) would not be capable of being satisfied, then the Purchaser may forthwith (in addition to and without prejudice to any other rights and remedies it may have), by serving written notice on the Vendors, terminate this Agreement.

7.	POST-COMPLETION OBLIGATIONS

7.1

On and with effect from Completion, each Vendor hereby appoints the Purchaser as its lawful attorney for the purpose of signing any written resolutions or receiving notices of and attending and voting at all meetings of the members of the Company in respect of the Shares set forth against such Vendor’s name in Schedule 1 during the period commencing from Completion and ending on the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of such Shares and this power of attorney (which is given by way of security to secure the performance of obligations owed by each Vendor to the Purchaser under this Agreement) shall be irrevocable. The Purchaser undertakes to use all reasonable endeavours (including paying or procuring the prompt payment of any stamp duty or stamp duty reserve tax payable on the transfer of the Shares to the Purchaser by the Vendors) to procure the entry of the Purchaser or its nominee on the register of members of the Company as the holder of the Shares as soon as reasonably practicable.

7.2	Following Completion, the parties shall comply with their respective obligations set out in Schedule 7.

7.3	The Vendors each undertake to the Purchaser to procure that, as soon as reasonably practicable after the Completion Date and in any event within 30 Business Days therefrom the name of any entity over which either of the Vendors or the Vendors together exercise Control which consists of or incorporates the words “Auden McKenzie” (including, for the avoidance of doubt, Auden McKenzie Properties Limited) is changed to a name which does not include and is not confusingly similar to “Auden McKenzie”.

7.4	As soon as reasonably possible after Completion each Vendor shall deliver to the registered office of the Company any records, correspondence, documents, files, memoranda and other papers in his possession which are the property of any Group Company.

7.5	The Purchaser shall, and shall procure that each Group Company shall, make available to each Vendor any books and records (including all notices, correspondence, books of account and other documents and all computer disks or other electronic records) of the Group which are reasonably necessary for any Vendor, whether in his capacity as selling shareholder and/or former director of the Company or otherwise howsoever, to complete tax returns or other legal or regulatory filings, and, accordingly, the Purchaser shall, upon being given reasonable notice by any Vendor, procure that such books and records are made available to such Vendor for inspection and copying (at such Vendor’s expense) for a period of seven years from Completion.

8.	WARRANTIES OF THE VENDORS

8.1	Subject to the provisions of Clause 8.7 and as otherwise provided in this Clause 8, the Vendors severally (but subject to the provisions of clause 1.7) warrant to the Purchaser as at the date of this Agreement in the terms set out in Schedule 5.

8.2	Subject to the provisions of Clause 8.7, the Warranties shall be deemed to be repeated at Completion as if any express or implied reference in the Warranties or the Tax Warranties to the date of this Agreement was replaced by a reference to the date of Completion (the “Completion Warranties”).

8.3	The Vendors acknowledge that the Purchaser is entering into this Agreement on the basis of and in express reliance on the Warranties.

8.4	Each of the Warranties and Completion Warranties is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other representation, warranty or term of this Agreement.

8.5	The only Warranties and Completion Warranties given:

(a)	in respect of Tax are those contained in paragraph 26 of Schedule 5 and none of the other Warranties or Completion Warranties shall be deemed to be given in relation to Tax;

(b)	in respect of Intellectual Property are those contained in paragraphs 18 and 19 of Schedule 5 and none of the other Warranties or Completion Warranties shall be deemed to be given in relation to Intellectual Property; and

(c)	in respect of employees or employee-related matters (including any terms of employment and any claims made or threatened by employees) (“Employee Matters”) are those contained in paragraph 21 of Schedule 5 and none of the other Warranties or Completion Warranties shall be deemed to be given in relation to Employee Matters.

8.6	The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties or Completion Warranties to be breached to the extent Disclosed.

8.7	No liability shall attach to any Vendor in respect of claims under the Warranties, the Completion Warranties, or any provision of this Agreement or the Tax Deed of Covenant or any other document entered into pursuant to this Agreement, if and to the extent only that the limitations set out in Schedule 6 or the Tax Deed of Covenant expressly apply to limit the liability under such claims (but only to the extent of such limitations).

8.8	The Vendors each waive and shall procure that all members of the Vendor Group shall waive any rights and remedies they may have against any member of the Purchaser Group (other than the Purchaser and the Guarantor) or any Group Company or any of their respective present or former employees, directors, agents, officers or advisers with respect to claims arising out of any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with the Transaction other than in the case of fraud or wilful default and the Vendors agree that no such rights or remedies shall constitute a defence to any claim by the Purchaser under this Agreement.

8.9	Each of the Purchaser and the Guarantor hereby confirms (for itself and each member of the Purchaser’s Group) that no employee, agent or adviser of any Vendor has made any representation, warranty, statement, covenant, undertaking or assurance to the Purchaser, the Guarantor or any member of the Purchaser’s Group (or to any person acting on their behalf) in connection with the Group or the Transaction, and each of the Purchaser and the Guarantor (for itself and each member of the Purchaser’s Group) hereby irrevocably and unconditionally waives and releases any and all rights, claims and remedies which any of the Purchaser, the Guarantor or any member of the Purchaser’s Group may have in relation to any such representation, warranty, statement, covenant, undertaking or assurance.

9.	WARRANTIES OF THE PURCHASER AND THE GUARANTOR

9.1	The Purchaser and the Guarantor severally warrant to each Vendor that:

(a)	each of the Purchaser and the Guarantor has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its respective rights, and perform its respective obligations, under this Agreement, the Tax Deed of Covenant, the other Transaction Documents and each document to be executed at or before Completion to which the Purchaser and/or the Guarantor is expressed to be a party (the “Purchaser’s Completion Documents”);

(b)	the obligations of the Purchaser and the Guarantor under this Agreement and the Purchaser’s Completion Documents are, or when relevant Purchaser’s Completion Document is executed will be, enforceable in accordance with their terms;

(c)	each of the Purchaser and the Guarantor is validly incorporated, in existence and duly registered under the laws of its country of incorporation;

(d)	the execution and delivery of, and the performance of their respective obligations under, the Purchaser’s Completion Documents by the Purchaser or the Guarantor will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of either the Purchaser or the Guarantor, any agreement or instrument to which the Purchaser or the Guarantor is a party or by which it is bound, or any Law or any order, judgment or decree by any Authority that applies to or binds the Purchaser or any of its property;

(e)	except as regards the Merger Control Approval and the Merger Control Condition, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by the Purchaser to authorise the execution or performance of this Agreement by the Purchaser;

(f)	the Purchaser at Completion will have immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this Agreement and the Purchaser’s Completion Documents;

(g)	no order has been made and no petition has been presented or resolution passed for the winding up of the Purchaser or the Guarantor or for the appointment of a liquidator or provisional liquidator to the Purchaser or the Guarantor;

(h)	no administrator has been appointed in relation to the Purchaser or the Guarantor. No notice has been given or filed with the court of an intention to appoint an administrator in relation to the Purchaser or the Guarantor. No petition or application has been presented or order made for the appointment of an administrator in respect of the Purchaser or the Guarantor;

(i)	no receiver or administrative receiver has been appointed, nor any notice given of the appointment of any such person, over the whole or part of the or the Guarantor’s business or assets;

(j)	no moratorium has been sought or has been granted under section lA of the Insolvency Act 1986 (or any analogous legislation in any jurisdiction applicable to the Purchaser or (as applicable) the Guarantor) in respect of the Purchaser or the Guarantor;

(k)	no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 (or any analogous legislation in any jurisdiction applicable to the Purchaser or (as applicable) the Guarantor) in respect of the Purchaser or the Guarantor;

(l)	no compromise or arrangement has been proposed. agreed to or sanctioned under Part 26 (Arrangements and Reconstructions) of the Act (or any analogous legislation in any jurisdiction applicable to the Purchaser or (as applicable) the Guarantor) in respect of the Purchaser or the Guarantor, nor has any application been made to, or filed with, the court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement; and

(m)	neither the Purchaser nor the Guarantor is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (or any analogous legislation in any jurisdiction applicable to the Purchaser or (as applicable) the Guarantor). There is no unsatisfied judgment or court order outstanding against the Purchaser or the Guarantor.

9.2	The Purchaser and the Guarantor shall be deemed to repeat the warranties set out in Clause 9.1 at Completion as if any express or implied reference in such warranties to the date of this Agreement was replaced by a reference to Completion.

10.	GUARANTEE

10.1	In consideration of the Vendors agreeing to sell the Shares to the Purchaser on the terms set out in this Agreement, the Guarantor hereby unconditionally and irrevocably guarantees to the Vendors the due and punctual performance and observance by the Purchaser of the Purchaser’s obligations, commitments and undertakings under or pursuant to this Agreement and each other Transaction Document (the “Guaranteed Obligations”), and agrees to indemnify the Vendors on an after-Tax basis for any failure by the Purchaser to perform any of the Guaranteed Obligations. The liability of the Guarantor in respect of the Guaranteed Obligations shall not be released or diminished by any variation of the terms of this Agreement or any other Transaction Document (whether or not agreed by the Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

10.2	If and whenever the Purchaser defaults for any reason whatsoever in the performance of any Guaranteed Obligation, the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the Guaranteed Obligation to which such default relates in the manner prescribed by this Agreement or the relevant Transaction Document and so that the same (but no greater) benefits shall be conferred on the Vendors as would have been received if such Guaranteed Obligation had been duly performed and satisfied by the Purchaser.

10.3	This guarantee is to be a continuing guarantee and, accordingly, is to remain in force until all of the Guaranteed Obligations shall have been performed or satisfied by the Purchaser or the Guarantor, regardless of the legality, validity or enforceability of any provisions of this Agreement and notwithstanding the winding-up, liquidation, dissolution or other incapacity of the Purchaser or any change in the status, control or ownership of the Purchaser. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Vendors may now or after the date of this Agreement have or hold for the performance and observance of the Guaranteed Obligations.

10.4	As a separate and independent stipulation, the Guarantor agrees that any of the Guaranteed Obligations which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity on or of the Purchaser or any fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

11.	SETTLED CLAIMS

11.1	Any liability of a Vendor to make payment to the Purchaser in respect of a Settled Claim shall be satisfied as follows:

(a)	first, by release to the Purchaser from the relevant Vendor’s Charged Amount of such sums as are to be released to the Purchaser pursuant to the provisions of Schedule 10; and

(b)	second, to the extent that the Due Amount in respect of such Settled Claim exceeds such Vendor’s Charged Amount, by payment by such Vendor to the Purchaser of such excess amount, in accordance with Clause 22.1.

11.2	Notwithstanding the other provisions of this Clause 11 or the provisions of Schedule 10:

(a)	neither the Secured Amount, nor the Charged Amount nor the provisions of Schedule 10 shall be regarded as imposing any limit on the amount of any Claim or claim under the Tax Deed of Covenant; and

(b)	if, and to the extent, a Due Amount is not settled by the Security Bank the shortfall shall be paid by the relevant Vendor directly to the Purchaser in accordance with Clause 22.1; and

(c)	nothing in this Clause 11 shall prejudice, limit or otherwise affect any right (including any right to make any claim) or remedy the Purchaser may have from time to time against the Vendors under this Agreement or any other Transaction Document.

11.3	Neither of the Vendors shall seek in any way to delay or impede the payment of any Due Amount by the Security Bank to the Purchaser.

11.4	The Purchaser shall not seek in any way to delay or impede the payment to a Vendor or any amount payable by the Security Bank to such Vendor pursuant to the provisions of Schedule 10.

11.5	Neither the Vendors nor the Purchaser shall instruct the Security Bank to make any payments from the Secured Amount otherwise than in accordance with this Clause 11 or the provisions of Schedule 10.

12.	RESTRICTIONS ON THE VENDORS

12.1	In order to confer upon the Purchaser the full benefit of the business and goodwill of the Group, each of the Vendors undertakes to the Purchaser and each member of the Purchaser Group that such Vendor shall not, and shall procure that no member of the Vendor Group shall,

(a)	at any time during the period of four years beginning with the Completion Date, anywhere in the Restricted Territory, carry on or be employed, engaged or interested in any Restricted Business;

(b)	at any time during the period of two years beginning with the Completion Date, offer employment to, enter into a contract for the services of, or attempt to entice away from any of the Group Companies, any individual who is at that time, and was at the Completion Date, employed or directly engaged in an executive or managerial position with any of the Group Companies (except a person who responds, without any form of approach or solicitation by or on behalf of any Vendor or any member of the Vendor Group, to a general public advertisement made in the ordinary course of business) or procure or facilitate the making of any such attempt by any other person;

(c)	at any time during the period of three years beginning with the Completion Date, solicit or entice away from any of the Group Companies any supplier who had supplied goods and/or services to any of the Group Companies at any time during the 12 months immediately prior to Completion if that solicitation or enticement causes or could cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or service to any of the Group Companies; or

(d)	at any time after Completion, use in the course of any business:

(i)	as a name or trademark, the name or trademark “Auden McKenzie”; or

(ii)	as a trademark or service mark, business or domain name, design or logo (an “Identity”) any other Identity which, at Completion, was in use by any of the Group Companies, or in each case, any name or trade mark which is confusingly similar to the above.

12.2	The undertakings in this Clause 12 are intended for the benefit of the Purchaser and each Group Company and apply to actions carried out by either of the Vendors or any member of the Vendor Group in any capacity whatsoever and whether directly or indirectly, on the Vendors’ own behalf, on behalf of any other person or jointly with any other person.

12.3	Nothing in this Clause 12 shall restrict the Vendors from holding, in aggregate, less than 5% of any class of shares or debentures listed on any market operated by the London Stock Exchange or any other recognised exchange wheresoever situated.

12.4	The Vendors agree that the undertakings contained in this Clause 12 are reasonable and necessary for the protection of the Purchaser’s legitimate interests in the goodwill of the Group Companies and shall be construed as separate and independent undertakings. If any such undertaking is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected. If any such undertaking is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected. If any such undertaking is found to be void or unenforceable but would be valid and enforceable if some part or parts of the undertaking were deleted, such undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

12.5	Without prejudice to Clause 12.4, if any undertaking in this Clause 12 is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable undertaking with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces

12.6	The consideration for the undertakings contained in this Clause 12 is included in the Final Initial Consideration.

13.	CONFIDENTIALITY AND ANNOUNCEMENTS

13.1	Subject to Clause 13.5, each party:

(a)	shall treat as strictly confidential:

(i)	the provisions of this Agreement and the other Transaction Documents and the process of their negotiation;

(ii)	in the case of the Vendors, any information received or held by any Vendor or any of its Representatives which relates to the Purchaser Group or, following Completion, any of the Group Companies; and

(iii)	in the case of the Purchaser, any information received or held by the Purchaser or any of its Representatives which relates to the Vendors or the Vendor Group or, prior to Completion, any of the Group Companies,

(together “Confidential Information”); and

(b)	shall not, except with the prior written consent of the other parties (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person (other than its Representatives in accordance with Clause 13.2) any Confidential Information.

13.2	Each party undertakes that it shall only disclose Confidential Information to its Representatives where it is reasonably required for the purposes of performing its obligations under this Agreement or the other Transaction Documents and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 13 and instructed to comply with this Clause 13 as if they were a party to it.

13.3	Subject to Clauses 13.4 and 13.5, no party shall make any announcement (including any communication to the public, to any customers, suppliers or employees of any of the Group Companies) concerning the subject matter of this Agreement without the prior written consent of the other parties (which shall not be unreasonably withheld or delayed).

13.4	As soon as practicable after the execution of this Agreement, the parties shall procure that a joint announcement of the Transaction is made in the form of the Press Announcement.

13.5	Clauses 13.1 and 13.3 shall not apply if and to the extent that the party using or disclosing Confidential Information or making such announcement can demonstrate that:

(a)	such disclosure or announcement is required by Law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction;

(b)	such disclosure is required by a party to enable it to enforce its rights in a court of law under any Transaction Document;

(c)	such disclosure or announcement is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by Clause 21; or

(d)	the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 13.5.

13.6	The provisions of this Clause 13 shall survive termination of this Agreement or Completion, as the case may be, and shall continue for a period of five years from the date of this Agreement.

14.	TERMINATION

14.1	If this Agreement terminates for any reason, including pursuant to any provision of this Agreement:

(a)	no party shall have any obligation or liability to any other party, save as a result of any antecedent breach; and

(b)	the following clauses shall remain in full force and effect without limitation in time: this Clause 14 and Clauses 1, 10, 13, 15, 17, 19, 20, 21, 22, 23, 24, 25 and 27 and Schedule 6;

15.	REMEDIES

15.1	The sole remedy of the Purchaser against the Vendors, and the Vendors against the Purchaser, for:

(a)	a breach of Warranty (including a Completion Warranty) shall be for an action in damages;

(b)	any other claim under this Agreement, shall be a claim in accordance with the terms of this Agreement;

(c)	under or in connection with the Tax Deed of Covenant shall be a claim in accordance with the terms of the Tax Deed of Covenant,

provided that, where multiple claims may be made in respect of the same loss under the Warranties, the terms of this Agreement or the Tax Deed of Covenant, the Purchaser shall (subject to only being entitled to make one claim in respect of the same loss) be entitled to select which Warranty or provision of the Agreement or the Tax Deed of Covenant to make the claim under.

15.2	Save as set out in this Agreement, the parties shall not be entitled to rescind or terminate this Agreement or the Tax Deed of Covenant by reason of any Claim or any claim under or pursuant to this Agreement or any other Transaction Document, any statement, covenant, undertaking or assurance made by or on behalf of any Vendor or the Purchaser, as appropriate, whether before, at the same time or after the date of this Agreement, or for any other reason, and, accordingly, save as set out in this Agreement, each party waives all and any rights of rescission and termination which it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights in respect of fraud or fraudulent misrepresentation.

16.	FURTHER ASSURANCE

16.1	Each of the Vendors shall (at the cost of the Purchaser) promptly execute and deliver all such documents and do all such things as the Purchaser may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

16.2	The Purchaser and the Guarantor shall (at the cost of the relevant Vendor) promptly execute and deliver all such documents and do all such things as any Vendor may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

17.	ENTIRE AGREEMENT

17.1	In this Clause 14, “Representation” means an assurance, commitment, condition, covenant, guarantee, indemnity, representation, statement, undertaking or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, or made negligently or otherwise).

17.2	The Transaction Documents constitute the entire agreement between the parties relating to the sale and purchase of the Shares. They supersede and extinguish any prior drafts, previous agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating to the subject matter of the Transaction Documents, and set out the complete legal relationship of the parties arising from or connected with that subject matter.

17.3	The Purchaser acknowledges and agrees that it does not rely on and has not been induced to enter into this Agreement on the basis of, and shall not have any right to make any claim pursuant to, any Representation other than those set out in this Agreement, and that, in relation to any Representation set out in this Agreement, it shall not have any right to make any claim in tort (including for misrepresentation or negligence), other than in the event of fraud, in relation to any such Representation.

17.4	Nothing in this Clause 17 shall have the effect of limiting any liability arising from fraud or fraudulent misrepresentation.

17.5	Save as expressly set out in this Agreement, each party’s rights, powers, privileges and remedies contained in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law.

18.	POST-COMPLETION EFFECT OF AGREEMENT

Notwithstanding Completion:

(a)	each provision of this Agreement and any other Transaction Document not performed at or before Completion but which remains capable of performance;

(b)	the Warranties and Completion Warranties; and

(c)	all covenants, indemnities and other undertakings and assurances (to the extent not performed at or before Completion but which remain capable of performance) contained in or entered into pursuant to this Agreement or any other Transaction Document, will remain in full force and effect.

19.	WAIVER AND VARIATION

19.1	Except as otherwise provided in this Agreement:

(a)	any failure or delay by a party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy; and

(b)	no single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

19.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

19.3	No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

19.4	The parties to this Agreement shall not require the consent of any person having a right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999 to terminate or vary all or any part of this Agreement, including any provision pursuant to which any such person has any such right.

20.	INVALIDITY

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

21.	ASSIGNMENT

21.1	Except as provided in this Clause 21 or as the parties specifically agree in writing, no person shall assign, transfer, mortgage, charge or otherwise deal with all or any of its rights or benefits under this Agreement or any other Transaction Document nor grant, declare, create or dispose of, or make any declaration of trust in respect of, any right or interest in this Agreement or any other Transaction Document.

21.2	Subject to Clause 21.3, the Purchaser may assign the whole (but not part only) of the benefit of this Agreement and/or of any other Transaction Document to which it is a party, in whole or in part, to:

(a)	at the election of the Purchaser (such election to be notified to each Vendor prior to the time of such deemed assignment) to another member of the Purchaser Group (and so that this Clause 21.2 shall apply to such member of the Purchaser Group) provided that if any body corporate to which the benefit of this Agreement and/or any Transaction Document has been assigned pursuant to this Clause 21.2(a) (an “Assignee”) is to cease to be a member of the Purchaser Group, the Assignee shall be deemed, immediately prior to ceasing to be a member of the Purchaser Group, to assign all of the rights and benefits under this Agreement which at such time have been assigned to the Assignee back to the Purchaser or (if so notified by the Vendors prior to such deemed assignment) to another member of the Purchaser Group; or

(b)	any bank or financial institution lending money or making other banking facilities available to the Purchaser for the acquisition of the Shares, by way of security, or any refinancing thereof.

21.3	Any assignment made pursuant to Clause 21.2 shall be on the basis that:

(a)	the Vendors may discharge their respective obligations under this Agreement to the assignor until the Vendors have received notice of the assignment from both the assigning party and the assignee;

(b)	the liability of any Vendor to any assignee shall not be greater than his or her liability to the Purchaser; and

(c)	the Purchaser will remain liable for any obligations under this Agreement.

21.4	The rights of each Vendor under this Agreement, and the benefit accruing to each Vendor under this Agreement, may:

(a)	pass to such Vendor’s successors; or

(b)	be assigned or transferred, or be the subject matter of a declaration of trust, or otherwise be alienated in any other way, to any member of such Vendor’s family or to any trust some or all of the beneficiaries of which are or may be members of such Vendor’s family.

22.	PAYMENTS, SET OFF AND DEFAULT INTEREST

22.1	Any payment to be made pursuant to this Agreement by:

(a)	the Purchaser to a Vendor shall be made in cash in pounds sterling to the relevant Vendor’s Bank Account; and

(b)	by any Vendor to the Purchaser shall be made in cash in pounds sterling to the Purchaser’s Bank Account,

in each case by way of electronic transfer in immediately available funds on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment in accordance with this Clause 22.1 shall (to the extent of the sum so received) be a good discharge by the payor of its obligation to make such payment (and the payor shall not be concerned with or responsible for the application or allocation of any such sum).

22.2	Where any payment is made in satisfaction of a liability arising under this Agreement or under the Tax Deed of Covenant (including the payment out of any Charged Amount of any Due Amount to the Purchaser by the Security Bank) it shall be an adjustment to the Final Initial Consideration.

22.3	All payments made by any party to this Agreement under this Agreement, or any of the other Transaction Documents, shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law. If any deduction or withholding is required by any applicable Law on any payments made under this Agreement (other than any payment of interest or any payment made pursuant to Clause 3, Clause 5, Schedule 4 or Schedule 9), the party making the payment must: (a) provide to the recipient of the payment such evidence of the relevant withholding as the recipient may reasonably require; and (b) pay to the recipient of the payment an amount that will ensure that, after the deduction or withholding has been made, the recipient will have received a sum equal to the amount that the recipient would otherwise have received in the absence of the deduction or withholding.

22.4	If a Tax Authority charges to Tax any sum paid (the “original payment”) to a party under this Agreement (other than any payment of interest or any payment made pursuant to Clause 3, Clause 5, Schedule 4 or Schedule 9), the party making the payment will be obliged to pay to the recipient of the payment an additional amount (the “additional payment”) as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there will remain a net sum equal to the amount of the original payment, the additional payment to be paid three Business Days after the recipient has served notice that Tax on the original payment has become due and payable, or, in the case of a relief being available, would have become due and payable but for the availability of such relief.

22.5	Where a Vendor or the Purchaser defaults in the payment when due of any sum payable pursuant to this Agreement or any other Transaction Documents the liability of such Vendor or the Purchaser (as the case may be) shall be increased to include an amount equal to interest on such sum from the date when payment is due to the date of actual payment (both before and after judgment) at that annual rate which is 2% per annum above the base lending rate of HSBC Bank plc from time to time in effect during such period. Such interest shall accrue from day to day and be compounded quarterly and shall be payable without prejudice to any other remedy available to the Vendors or the Purchaser (as the case may be) in respect of such default.

23.	NOTICES

23.1	Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 23.2 and served:

(a)	by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address;

(b)	if within the United Kingdom, by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting;

(c)	if from or to any place outside the United Kingdom, by reputable air courier, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier;

(d)	if from or to any place outside the United Kingdom, by pre-paid airmail, in which case it shall be deemed to have been given five Business Days after the date of posting; or

(e)	by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,

provided that:

(i)	in the case of sub-clauses (a) and (e) above, any notice left (in the case of sub-clause (a)) or despatched (in the case of sub-clause (e)) outside Working Hours shall be deemed given at the start of the next period of Working Hours; and

(ii)	in the case of sub-clause (e) above, a copy of the notice is sent by one of the other methods specified in this Clause 23.1 within one Business Day of despatching the e-mail.

23.2	Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 23.3, as set out below:

For AP:

Name:	Amit Patel

Address:	[####]

E-mail address:	[####]

with a copy to:

Name:	Morgan Lewis & Bockius UK LLP

For the attention of:	Tom Cartwright

Address:	Condor House, 5-10 St. Paul’s Churchyard, London EC4M 8AL, United Kingdom

E-mail address:	tcartwright@morganlewis.com

For MP:

Name:	Meeta Patel

Address:	[####]

E-mail address:	[####]

with a copy to:

Name:	Morgan Lewis & Bockius UK LLP

For the attention of:	Tom Cartwright

Address:	Condor House, 5-10 St. Paul’s Churchyard, London EC4M 8AL, United Kingdom

E-mail address:	tcartwright@morganlewis.com

For the Purchaser:

For the attention of:	VP UK & Ireland

Address:	Whiddon Valley, Barnstaple, Devon EX32 8NS

E-mail address:	sara.vincent@actavis.com

with a copy to:

Name:	Latham & Watkins (London) LLP

For the attention of:	Robbie McLaren and R. Scott Shean

Address:	99 Bishopsgate, London EC2M 3XF

E-mail address:	Robbie.Mclaren@lw.com; scott.shean@lw.com

For the Guarantor:

For the attention of:	Chief Legal Office & Corp. Secretary

Address:	1 Grand Canal Square, Docklands, Dublin 2, Ireland

E-mail address:	robert.bailey@actavis.com

with a copy to:

Name:	Latham & Watkins (London) LLP

For the attention of:	Robbie McLaren and R. Scott Shean

Address:	99 Bishopsgate, London EC2M 3XF

E-mail address:	Robbie.Mclaren@lw.com; scott.shean@lw.com

23.3	Any party to this Agreement may notify the other party of any change to its address or other details specified in Clause 23.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

24.	COSTS

24.1	Subject to Clause 24.2 and except as otherwise provided in this Agreement, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and all other Transaction Documents.

24.2	The Purchaser shall bear the cost and be responsible for the payment of all stamp duty, stamp duty reserve tax and stamp duty land tax or other documentary or transaction duties or taxes and any other transfer taxes or similar taxes whether imposed in the United Kingdom or any other jurisdiction arising as a result of the acquisition of the Shares.

25.	RIGHTS OF THIRD PARTIES

25.1	The specified third party beneficiaries of the undertakings and agreements referred to in Clauses 8.8, 8.9 and 12.1 shall, in each case, have the right to enforce the relevant terms by reason of the Contracts (Rights of Third Parties) Act 1999.

25.2	Except as provided in Clause 25.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

25.3	Notwithstanding Clause 25.1 the parties shall be entitled to amend, vary, modify or waive any term of this Agreement without the consent of any other person.

25.4	Each party represents to the other parties that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

27.	GOVERNING LAW AND JURISDICTION

27.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

27.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

27.3	For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

27.4	The Guarantor irrevocably appoints the Purchaser as its agent to receive on its behalf in England or Wales service of any proceedings, suit or action in England and Wales in relation to any Dispute.

27.5	If for any reason the Purchaser (or any substitute person appointed as the Guarantor’s agent for the purposes set out in Clause 27.4 pursuant to this Clause 27.5) ceases to be able to act as the Guarantor’s agent for the purposes set out in Clause 27.4, the Guarantor shall forthwith appoint a substitute person (such person to be a company incorporated in England and Wales) to act as its agent for the purposes set out in Clause 27.4 and:

(a)	the Guarantor shall immediately notify each Vendor of such appointment, together with details of the registered office of the substitute person; and

(b)	if the Guarantor fails to appoint such a substitute person when required to do so under this Clause 27.5, either Vendor shall be entitled, on behalf of the Guarantor, to appoint a company incorporated in England and Wales to act as the Guarantor’s agent for the purposes set out in clause 27.4.

SCHEDULE 1

THE VENDORS

Name	Address	Number and Class of Shares	Respective Proportion
Amit Patel	[####]	600 ordinary shares of £1.00 each	60%

Meeta Patel	[####]	400 ordinary shares of £1.00 each	40%

SCHEDULE 2

PARTICULARS OF THE COMPANY AND THE SUBSIDIARIES

Part 1

The Company

Company Name	Auden McKenzie Holdings Limited

Registered Number	08257942

Registered Office	McKenzie House Bury Street Ruislip Middlesex HA4 7TL

Date and Place of Incorporation	17 October 2012, United Kingdom

Directors	Amit Hasmukhbhai Patel Meeta Patel

Secretary	Meeta Patel

Authorised Share Capital	£1,000

Issued Share Capital	£1,000 divided into 1000 ordinary shares of £1 each

Shareholders and Shares Held	600 ordinary shares held by Amit Hasmukhbhai Patel 400 ordinary shares held by Meeta Patel

Accounting Reference Date	31 March

Auditors	The Corporate Practice Limited 65 Delamere Road Hayes Middlesex UB4 0NN
Tax Residence	United Kingdom

Part 2

The Subsidiaries

Company Name	Auden McKenzie (Pharma Division) Limited

Registered Number	03835531

Registered Office	McKenzie House Bury Street Ruislip Middlesex HA4 7TL

Date and Place of Incorporation	2 September 1999, United Kingdom

Directors	Amit Hasmukhbhai Patel Meeta Patel

Secretary	Meeta Patel

Authorised Share Capital	£100,000

Issued Share Capital	£1,000 divided into 1000 ordinary shares of £1 each

Shareholders and Shares Held	1000 ordinary shares held by Auden McKenzie Holdings Limited

Accounting Reference Date	31 March

Auditors	The Corporate Practice Limited 65 Delamere Road Hayes Middlesex UB4 0NN
Tax Residence	United Kingdom

Company Name	Lime Pharma Limited

Registered Number	04447008

Registered Office	McKenzie House Bury Street Ruislip Middlesex HA4 7TL

Date and Place of Incorporation	24 May 2002, United Kingdom

Directors	Amit Hasmukhbhai Patel Meeta Patel

Secretary	Meeta Patel

Authorised Share Capital	£5,000

Issued Share Capital	£2,000 divided into 2000 ordinary shares of £1 each

Shareholders and Shares Held	2000 ordinary shares held by Auden McKenzie Holdings Limited

Accounting Reference Date	31 March

Auditors	The Corporate Practice Limited 65 Delamere Road Hayes Middlesex UB4 0NN

Tax Residence	United Kingdom

Company Name	NRIM Limited

Registered Number	05351618

Registered Office	McKenzie House Bury Street Ruislip Middlesex HA4 7TL

Date and Place of Incorporation	3 February 2005, United Kingdom

Directors	Amit Hasmukhbhai Patel Meeta Patel

Secretary	Meeta Patel

Authorised Share Capital	£100,000

Issued Share Capital	£100 divided into 100 ordinary shares of £1 each

Shareholders and Shares Held	100 ordinary shares held by Auden McKenzie Holdings Limited

Accounting Reference Date	31 March

Auditors	The Corporate Practice Limited 65 Delamere Road Hayes Middlesex UB4 0NN

Tax Residence	United Kingdom

SCHEDULE 3

PRE-COMPLETION OBLIGATIONS

1.	VENDORS’ OBLIGATIONS

1.1	Except as otherwise expressly permitted or provided for under this Agreement or pursuant to the Pre-Sale Property Extraction or Pre-Completion Dividend, or except with the prior written consent of the Purchaser, each Vendor shall (to the extent that it is within the power of such Vendor to do so, which shall include the exercise by such Vendor of all voting and other powers he holds as a director or shareholder of the Company or any Group Company) from the date of this Agreement until Completion:

(a)	procure that each Group Company carries on its business in the ordinary course and takes all reasonable steps to preserve and protect its assets and goodwill, including its existing relationships with customers and suppliers;

(b)	not create any Encumbrance over, or sell or dispose of, the Shares or any interest in any share or loan capital or other security of any of the Group Companies;

(c)	procure that no Group Company shall terminate the employment of any employees, of any Group Company other than for cause;

(d)	take all reasonable steps within their powers to procure that all policies of insurance in which any of the Group Companies has an interest continue in full force and effect and are complied with, that the level of insurance cover is maintained and that, to the extent permitted, the Purchaser’s interest in the Group Companies is noted on such insurance policies;

(e)	procure that none of the Group Companies:

(i)	creates, allots, issues, redeems or repurchases any share, loan capital or other security or grants any options over, or any other right in respect of, any share, loan capital or other security;

(ii)	enters into any transaction with any Vendor or member of the Vendor Group;

(iii)	makes any payments other than routine payments in the ordinary course of business;

(iv)	(as far as such Vendor is reasonably able to so procure) assumes or incurs any liability, obligation or expense (actual or contingent) except in the ordinary and usual course of business on normal arm’s length terms;

(v)	declares, makes or pays a dividend or other distribution (whether in cash, stock or kind) other than any Pre-Completion Dividend (or any intra-Group dividend or other distribution made or paid in order to enable the Company to make or pay any Pre-Completion Dividend);

(vi)	makes any reduction of its paid-up share capital;

(vii)	creates, grants, issues or varies any Encumbrance (other than any Encumbrance arising by operation of law) over its shares, assets or undertaking;

(viii)	makes any alteration to its constitutional documents;

(ix)	makes any material changes to the accounting procedures or principles by reference to which its accounts are prepared or its accounting reference date (save as may be necessary to comply with changes in statements of standard accounting practice);

(x)	fail to settle in accordance with the payment procedures and timescales normally observed by the Group any debts incurred in the normal course of trading;

(xi)	borrows any money (other than by bank overdraft or similar facility in the ordinary course of business and within limits subsisting at the date of this Agreement) or enters into any foreign exchange contracts, interest rate swaps or other derivative instruments;

(xii)	enters into any agreement or arrangement or permits any action whereby another company becomes its subsidiary undertaking;

(xiii)	enters into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets;

(xiv)	acquires (whether by one transaction of by a series of transactions) the whole, or a substantial or material part of the business, undertaking or assets of any other person;

(xv)	disposes of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of its business, undertaking or any other of its assets;

(xvi)	enters into, modifies or exercises any right to terminate any Material Contract;

(xvii)	institutes, engages in or settles any legal proceedings (except in respect of debt collection in the ordinary course of business);

(xviii)	engages or employs or makes any offer to employ any new persons other than to replace employees on substantially the same terms; makes any material changes (other than those required by Law) to the terms and conditions of employment (including the provision of any contractual or non-contractual benefits) of directors, officers or employees (including granting any new options or other entitlements under existing schemes or benefits);

(xix)	makes any representation to its employees in relation to the consequences of the Transaction for such employees;

(xx)	makes any amendment, other than solely to comply with legislative requirements, to any agreements or arrangements for the payment of pensions or other benefits on retirement to present or former directors, officers or employees of any of the Group Companies or any of their dependants;

(xxi)

makes or changes any Tax election, changes an annual accounting period, adopts or changes any accounting method, files any amended Tax return, enters into any agreement with a Taxation Authority, settles any Tax claim or assessment relating to any Group Company, surrenders any right to claim a refund of Taxes, consents to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company, or takes (or fails to take) any other action without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or inaction would have the effect of materially increasing the Tax liability of the Purchaser or any Group Company for any period ending after Completion or materially decreasing any Tax asset of any Group Company existing at Completion; or

(xxii)	enters into any agreement or arrangement (whether in writing or otherwise) to do any of the foregoing or allow or permit any of the foregoing; and

(f)	procure that each Group Company allows the Purchaser and its Representatives, at the Purchaser’s expense, upon reasonable notice and during Working Hours, reasonable access to its books and records, other than materials subject to any confidentiality restrictions in favour of third parties, and to the premises from which any Group Company operates and the Group’s management, where such access is reasonably required by the Purchaser for the purpose of monitoring the Group during the period prior to Completion.

SCHEDULE 4

COMPLETION OBLIGATIONS

1.	VENDORS’ OBLIGATIONS

1.1	At Completion the Vendors shall:

(a)	deliver to the Purchaser or procure the delivery to the Purchaser of:

(i)	each of the Pre-Sale Property Extraction Agreements, duly executed by each of the parties thereto;

(ii)	a duly executed transfer in respect of the Shares in favour of the Purchaser (or such other person as the Purchaser may nominate);

(iii)	share certificates in respect of all of the Shares, or an indemnity in Agreed Form for any lost share certificates;

(iv)	the original of any power of attorney in Agreed Form under which any document to be delivered by the Vendors to the Purchaser under this paragraph 1 has been executed;

(v)	in respect of each Group Company, letters of resignation in Agreed Form duly executed by each director of such Group Company (as set out in Schedule 2);

(vi)	in respect of each Group Company, a letter of resignation in Agreed Form duly executed by the company secretary of such Group Company (as set out in Schedule 2);

(vii)	in respect of each Group Company, a letter of resignation in Agreed Form duly executed by the auditors of such Group Company (as set out in Schedule 2) accompanied by any further documents as are necessary to effect a valid resignation of the auditors in the UK;

(viii)	all the statutory and other books (duly written up to date) of each Group Company and all certificates of incorporation, certificates of incorporation on change of name and common seals (if any) as are kept by such Group Company;

(ix)	a counterpart of the Tax Deed of Covenant duly executed by the Vendors;

(x)	the New Lease duly executed by each of AP Newco and Auden McKenzie (Pharma Division) Limited;

(xi)	the Consultancy Agreement duly executed by AP and Auden McKenzie (Pharma Division) Limited;

(xii)	allwhois.com searches confirming that all of the AM Domain Names have been transferred into the name of a Group Company;

(xiii)	each of the Blocked Account Notices and Acknowledgments duly executed by the Vendors and the Security Bank (as appropriate); and

(xiv)	a copy of the resolutions as are referred to in paragraph (b), duly certified as correct by a director of the relevant Group Company.

(b)	procure that board resolutions of each Group Company are passed:

(i)	approving, in the case of the Company, the transfers of the Shares and (subject only to due stamping) the registration, in the register of members, of the Purchaser as the holder of the Shares;

(ii)	appointing as directors and/or secretary of such Group Company such persons as the Purchaser has, at least 3 Business Days prior to Completion, notified to the Vendors in writing such appointments to take effect at the close of the meeting;

(iii)	appointing such person as the Purchaser has, at least 3 Business Days prior to Completion, notified to the Vendors in writing as new auditors of such Group Company;

(iv)	accepting the resignations and appointments of the directors, company secretary and auditors of such Group Company as are referred to in paragraph (a), each such acceptance to take effect at the close of the meeting; and

(v)	changing the address of the registered office of such Group Company to such address as the Purchaser has, at least 3 Business Days prior to Completion, notified to the Vendors in writing.

2.	PURCHASER’S OBLIGATIONS

2.1	At Completion the Purchaser shall:

(a)	in relation to each Vendor, pay:

(i)	such Vendor’s Respective Proportion of the (A) Initial Consideration less (B) the Secured Amount to each of the respective Vendor’s Bank Accounts as provided in Clause 3.2;

(ii)	the AP Secured Amount into the AP Blocked Account, to be held, dealt with, released, paid and transferred in accordance with the provisions of Schedule 10 and the AP Charge; and

(iii)	the MP Secured Amount into the MP Blocked Account, to be held, dealt with, released, paid and transferred in accordance with the provisions of Schedule 10 and the MP Charge.

(b)	deliver to the Vendors:

(i)	a counterpart of the Tax Deed of Covenant duly executed by the Purchaser; and

(ii)	a copy of a board resolution of the Purchaser approving the Transaction and the execution by the Purchaser of the Transaction Documents and any other documents referred to in this Agreement, duly certified as correct by a director of the Purchaser.

3.	GUARANTOR’S OBLIGATIONS

At Completion the Guarantor shall deliver to the Vendors a copy of a board resolution of the Guarantor approving the execution of this Agreement, or such other evidence, in form and substance reasonably satisfactory to the Vendors, demonstrating that the person purporting to execute this Agreement on behalf of the Guarantor, and to bind the Guarantor to perform in obligations under this Agreement, was duly authorised by the Guarantor to do so.

SCHEDULE 5

WARRANTIES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule, where the context admits:

“Business Intellectual Property” has the meaning given in paragraph 18.2;

“Employees” means the individuals employed by any of the Group Companies;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings or other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media (including, for the avoidance of doubt, man);

“Environmental Consents” means any material permits, licences, consents, certificates, registrations, approvals or other authorisations required by or under any Environmental Laws for the operation of the Group’s business;

“Environmental Law” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction in force in the relevant jurisdiction at Completion whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith to the extent that the same have force of law at Completion;

“Exports and Sanctions Laws” has the meaning in paragraph 8.12;

“Former Employee” means any person who was previously an employee of any of the Group Companies and whose employment has terminated;

“Group MAs” has the meaning given in paragraph 24.2;

“Group MA Applications “ has the meaning given in paragraph 24.2;

“Group Marketing Authorisations” has the meaning given in paragraph 24.1;

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person;

“Health Care Laws” has the meaning given in paragraph 8.4;

“Intellectual Property” means all rights in patents, utility models, trade marks, service marks, logos, trade dress, trade names, internet domain names, copyright (including rights in computer software and moral rights), design rights, database rights, confidential information and knowledge (including know how, regulatory dossiers, inventions, secret formulae and processes, inventions, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and applications for or registrations of any of the foregoing rights;

“Intellectual Property Licences” has the meaning given in paragraph 18.5;

“IT Contracts” has the meaning in paragraph 19.1;

“IT Systems” means all computer hardware, including peripherals and ancillary equipment and network and telecommunications equipment, and all computer software, including associated proprietary materials, user manuals and other related documentation in the possession of and used by any of the Group Companies;

“Licences” has the meaning given in paragraph 8.2;

“Material Contract” means any agreement or arrangement to which any of the Group Companies is a party or is bound and which:

(a)	is of material importance to the business, assets, liabilities or expenditure of the Group;

(b)	involves or is likely to involve expenditure by any Group Company in excess of £100,000 per annum or an aggregate consideration payable by or to a Group Company in excess of £100,000;

(c)	cannot be terminated on less than 12 months’ notice;

(d)	contains any provision pursuant to which any party to such agreement or arrangement has the contractual right to terminate such agreement or arrangement as a result of any Change of Control of the relevant Group Company;

(e)	restricts the freedom of a Group Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

(f)	relates to the appointment of a commercial agent or distributor by any Group Company;

(g)	is an agreement governing the terms of a partnership or joint venture to which any Group Company is a party;

(h)	is for the supply of goods and/or services by or to any of the Group Companies where the annual consideration payable under such agreement or arrangement or paid in the financial period ended on the Balance Sheet Date exceeds £100,000, and which contains terms under which retrospective or future discounts or price reductions are given; or

(i)	requires a Group Company to pay any commission, finders’ fee, royalty or similar payment;

“Material Owned Intellectual Property” has the meaning given in paragraph 18.1;

“Pension Benefits” means any pension, superannuation, retirement (including on early retirement) incapacity, sickness, disability, accident, healthcare or death benefits (including in the form of a lump sum);

“Personal Data” has the meaning given by the Data Protection Act 1998;

“Registered Intellectual Property” has the meaning given in paragraph 18.1;

“Relevant Scheme” means any scheme or arrangement for the provision of Pension Benefits; and

“Relevant Transfer” has the meaning given in paragraph 21.21.

2.	CAPACITY AND AUTHORITY

2.1	Each Vendor has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents.

2.2	This Agreement and the other Transaction Documents constitute (or shall constitute when executed) valid, legal and binding obligations on each Vendor.

2.3	The execution and delivery of this Agreement and the other Transaction Documents by each Vendor and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of any agreement or instrument to which such Vendor is a party or by which he or she is bound, or any Law, order or judgment that applies to or binds such Vendor or any of his or her property.

2.4	No consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained or made, by any Vendor to authorise the execution or performance of this Agreement by such Vendor.

3.	SHARES IN THE COMPANY AND THE SUBSIDIARIES

3.1	The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid and free from all Encumbrances.

3.2	Each Vendor is the sole legal and beneficial owner of the Shares set forth opposite his or her name in Schedule 1 and is entitled to transfer the full ownership of such Shares on the terms set out in this Agreement.

3.3	The Company or a Subsidiary is the sole legal and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries and all such shares are fully paid up and free from all Encumbrances.

3.4	Each Group Company is validly incorporated, in existence and duly registered under the laws of its country of incorporation.

3.5	Part 2 of Schedule 2 lists all the subsidiaries and subsidiary undertakings of the Company and sets out particulars of their allotted and issued share capital.

3.6	No right has been granted to any person to require any of the Group Companies to allot, issue, sell, transfer or convert any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of any of the Group Companies.

3.7	No commitment has been given to create an Encumbrance affecting the Shares or the issued shares of the Subsidiaries (or any unissued shares or debentures or other unissued securities of any of the Group Companies) or for any of them to issue any share capital no person has claimed any rights in connection with any of those things.

3.8	None of the Group Companies:

(a)	holds or beneficially owns, or has agreed to acquire, any interest of any nature in any shares, debentures or other securities of any company other than the Subsidiaries;

(b)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(c)	has any branch or permanent establishment outside its country of incorporation; or

(d)	has allotted or issued any securities that are convertible into shares.

3.9	None of the Group Companies has at any time:

(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company in contravention of any Law.

3.10	All dividends or distributions declared, made or paid by any of the Group Companies have been declared, made or paid in accordance with its articles of association or any other constitutional and corporate documents, all applicable Laws, the rules of any Authority and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

4.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

4.1	The copies of the articles of association of each Group Company which are included in the Disclosure Documents are true, accurate and complete in all respects.

4.2	All returns, particulars, resolutions and other documents which each Group Company was (at the relevant time) required by Law to file with or deliver to the Registrar of Companies in England and Wales have been correctly made up and filed or delivered.

4.3	All statutory books and registers of the Group Companies have been properly kept and no written notice or allegation that any of them is incorrect or should be rectified has been received.

5.	ACCOUNTS

5.1	The Accounts:

(a)	have been prepared in accordance with applicable Law and UK GAAP and the policies, principles and practices generally accepted and consistent therewith;

(b)	show a true and fair view of the assets and liabilities, and state of affairs of the relevant Group Company (and, in relation to the consolidated financial statements of the Company, of the Group as a whole) as at the Balance Sheet Date and of the profit and loss and cash flows of each Group Company (and, in relation to the consolidated financial statements of the Company, of the Group as a whole) for the financial year ended on the Balance Sheet Date;

(c)	apply accounting policies which have been consistently applied in the audited financial statements of each Group Company and in the audited consolidated financial statements of the Company for the two accounting reference periods preceding the Balance Sheet Date;

(d)	have been audited by an auditor or firm of accountants qualified to act as auditors in the United Kingdom and the auditors’ report required to be annexed to the Accounts is unqualified; and

(e)	have been filed in accordance with the requirements of applicable Law.

5.2	The Management Accounts:

(a)	have been prepared on a basis consistent with that employed in preparing the Accounts, in all material respects, and on a basis consistent with that employed in preparing the management accounts of the Group for the twelve months ending on the Balance Sheet Date; and

(b)	having regard to the purpose for which they were prepared, are not misleading in any material respect and do not materially overstate the assets and profits or materially understate the liabilities and losses of the Group Companies for the periods to which they relate.

6.	CHANGES SINCE THE BALANCE SHEET DATE

6.1	Since the Balance Sheet Date:

(a)	each Group Company has conducted its business in the normal course and as a going concern;

(b)	no Group Company has changed the terms on which it deals with its customers in order to artificially bring forward sales;

(c)	no Group Company has issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or has agreed to be, declared, made or paid by any Group Company;

(e)	no Group Company has entered into any Material Contract;

(f)	no Group Company has borrowed any money and no capital expenditure has been incurred on any individual item by any Group Company, in each case in excess of £100,000 and no Group Company has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £100,000; and

(g)	no shareholder resolutions of any Group Company have been passed other than as routine business at the annual general meeting.

6.2	Since the Management Accounts Date there has been no material adverse change in the turnover or profits and losses of the Group.

7.	ACCOUNTING RECORDS

The accounting records of each of the Group Companies are in the possession of the Group Company to which they relate and constitute an accurate record of all matters required by Law to appear in them.

8.	COMPLIANCE WITH LAWS AND DISPUTES

8.1	Each Group Company has conducted its business in accordance with applicable Law in all material respects.

8.2	Each Group Company has obtained such licences, registrations, authorisations, permits, consents and clearances including marketing authorisations (“Licences”) necessary for the Group Companies to carry on the business of the Group in the jurisdictions, and in the manner, in which such businesses are currently carried on, and all such Licences are valid and subsisting. No Group Company has received any written notification relating to the likely withdrawal or suspension, revocation, non-renewal or modification (including in relation to the modification of product labelling) of any such Licences.

8.3	The Group Companies:

(a)	possess and are in compliance in all material respects with all material Licences relating to the Group’s business required by the Medicines and Healthcare Products Regulatory Agency or any other Authority engaged in the regulation of pharmaceuticals or biohazardous materials;

(b)	have systems and practices in place for pharmacovigilance which are consistent with relevant European guidelines; and

(c)	so far as the Vendors are aware, have not received any warning letters relating to, or other formal written notices that any Authority is threatening, any claim, notice, charge, action, investigation or enforcement proceeding in order to materially and adversely limit, revoke, suspend or modify any such Licence or, so far as the Vendors are aware, is reasonably likely to lead to the withdrawal, recall or restrictions in the use of the products, changes in the product’s summary of product characteristics or Licences.

8.4	No Group Company:

(a)	is in default or violation in any material respect of any national, state, local, provincial or supranational health care laws of any Authority, or by which any property, business product or other asset of the Group Companies is bound or affected, including:

(i)	EEA Member States laws implementing EU Directive 2001/83/EC on the Community code relating to medicinal products for human use, as last amended, or EU Regulation 726/2004 laying down Community procedures for the authorisation and supervision of medicinal products for human and veterinary use and establishing a European Medicines Agency; or

(ii)	any other similar Law relating to the research, development, manufacturing, import, export, distribution, marketing, promotion, advertising, sale, monitoring of adverse events or reactions, or reimbursement of medicinal products in a jurisdiction in which the Group conducts its business,

(collectively, “Health Care Laws”); or

(b)	has received any written notification of any pending or, so far as the Vendor is aware, threatened, claim, suit, proceeding, enforcement, investigation, arbitration or other action from any governmental entity, alleging potential or actual non-compliance by, or liability of, the Group Companies under any Health Care Laws.

8.5	So far as the Vendors are aware, no Group Company has materially breached any compulsory marketing and advertising codes and regulations that apply to the marketing, advertising and packaging of its products.

8.6	No adverse reports have been published or notified to any Group Company by any Authority responsible for Health Care Laws within the last three years, specifically in respect of the Group Companies’ operations and affairs.

8.7	No Group Company or, so far as the Vendors are aware, any of its respective directors or any persons for whom it is vicariously liable:

(a)	is or has been engaged in the last three years in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any Authority (except for debt collection in the normal course of business) relevant to the Business; or

(b)	is or has, in the last three years, been the subject of any investigation, inquiry or enforcement proceedings by any Authority (including pursuant to the Bribery Act 2010) relevant to the Business,

and no such proceedings, investigations or inquiries have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings, investigations or inquiries.

8.8	No Group Company is affected by any existing or pending judgments or rulings and no Group Company has given any undertakings arising from legal proceedings to an Authority or other third party.

8.9	Neither the Vendors nor any Group Company, or, so far as the Vendors are aware, any director, manager or employee of any Group Company, has in the last five years, in connection with the business of the Group Companies, itself or, so far as the Vendors are aware, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of the Vendors or any Group Company, taken any action in violation of the Bribery Act or any similar Laws in any other jurisdiction in which the Group carries on its business.

8.10	Neither the Group Companies, nor any director, manager or employee of any Group Company, are, or in the past five years have been, subject to any actual or pending or, so far as the Vendors are aware, threatened civil, criminal or administrative actions or proceedings, or, so far as the Vendors are aware, investigations, or any settlements or enforcement actions involving a Group Company, in each case in any way relating to the Bribery Act or any similar Laws in any other jurisdiction in which the Group carries on its business.

8.11	No person who performs or has performed services for or on behalf of any Group Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for any Group Company.

8.12	The Group has adequate procedures in place in line with the guidance published by the Secretary of State under Section 9 of the Bribery Act 2010 designed to prevent any persons who perform services for or on behalf of the Group from bribing another person (within the meaning given in section 7(3) of the Bribery Act 2010).

8.13	Each Group Company is conducting its business in compliance with all export control regulations or any other similar Law, in each case where applicable to a Group Company in which that Group Company conducts its business (collectively, “Export and Sanctions Laws”) in all material respects, and has instituted and maintained written policies and procedures designed to ensure and achieve compliance with Export and Sanctions Laws.

8.14	Each Group Company has obtained and complied with all Licences required under Export and Sanctions Laws for the Group Companies’ export, re-export or import of goods, software or technology, or the provision or receipt of services in all material respects.

8.15	None of the Group Companies has conducted or initiated any material internal investigation, made any material mandatory disclosure, failed to make any material mandatory report or material disclosure to any Authority pursuant to Export and Sanctions Laws, or has received a notice from any Authority regarding any material actual or possible violation of or failure to comply with any Export and Sanctions Laws in the last 12 months.

8.16	So far as the Vendors are aware, no Group Company has manufactured, marketed or sold any products which:

(a)	were defective or unsafe; or

(b)	did not comply with all regulations and standards applicable to such products.

9.	ANTI-TRUST

9.1	So far as the Vendors are aware, each Group Company has at all times conducted its business in accordance with all applicable Antitrust Laws.

9.2	No Group Company is or has, in the last three years, been engaged in any agreement, arrangement, activity, practice or conduct which constitutes an infringement or breach of any applicable Antitrust Laws.

9.3	No Group Company or, so far as the Vendors are aware, any of its respective directors or any person for whom it is vicariously liable (including any person who is or has been employed by the Group) is or has in the last three years been:

(a)	engaged in any litigation, administrative, mediation or arbitration proceedings or such other proceedings or hearings before any Antitrust Authority in relation to an infringement of any applicable Antitrust Laws; or

(b)	the subject of any investigation, inquiry or enforcement proceedings by any Antitrust Authority in relation to an infringement of any applicable Antitrust Law, so far as the Vendors are aware.

9.4	No Group Company is affected by any existing or pending judgements or rulings and no Group Company has given any undertakings arising from legal proceedings to any Antitrust Authority in connection with an infringement or breach of any applicable Antitrust Laws.

9.5	No Group Company or any of its directors, officers or (so far as the Vendors are aware) employees is or has agreed to become a member of any trade association or entered into any kind of collective agreement, understanding or arrangement with any trade association or member(s) of any such trade association.

10.	CONTRACTS

10.1	Complete copies of all of the Material Contracts are included in the Disclosure Documents.

10.2	Each of the Material Contracts is in full force and effect. No notice of termination of any Material Contract has been received or served by a Group Company and, so far as the Vendors are aware, there are no grounds for termination, rescission, avoidance, repudiation or a material change in the terms of any such Material Contract.

10.3	Since the Balance Sheet Date, no Group Company has received any written claim (that has not been withdrawn, or in respect of which no follow on action has been taken in the last three months) from any contractual counterparty claiming that such Group Company is in material default under any Material Contract and, so far as the Vendors are aware, there are no circumstances likely to give rise to such a claim.

11.	FINANCE AND GUARANTEES

11.1	No Group Company has any outstanding borrowing under any loan or other financing facility.

11.2	No guarantee or Encumbrance (save for any Encumbrance arising by operation of law) has been given by or entered into by any Group Company or any third party in respect of the indebtedness or other obligations of any Group Company.

11.3	The total indebtedness of each Group Company does not exceed its facilities with its bankers or any limitations on the borrowing powers contained in the articles of association of that Group Company, or in any debenture or other deed or document binding on that Group Company.

11.4	No Group Company has any outstanding loan capital, or has lent any money that has not been repaid.

11.5	No Group Company has factored or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts or waived any right of set-off it may have against any third party.

11.6	No indebtedness of any Group Company is due and payable and no security over any of the assets of any Group Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

11.7	No Group Company has given any guarantee which remains outstanding for the indebtedness, or for the default in the performance of any obligation, of any other person (other than another Group Company).

11.8	The Transaction will not result in any indebtedness of any Group Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

11.9	No Group Company is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

11.10	No Group Company has received any governmental grants.

12.	INSOLVENCY

12.1	No Vendor is bankrupt and no order or petition has been presented for any Vendor’s bankruptcy and no trustee in bankruptcy has been appointed in respect of any Vendor or his or her assets and no Vendor has received any written notification from any third party that it intends to initiate such a presentation or appointment.

12.2	No Group Company:

(a)	is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; or

(b)	has stopped paying its debts as they fall due.

12.3	No step has been taken to initiate any legal process by or under which:

(a)	the ability of the creditors of any Group Company to take any action to enforce their debts is suspended, restricted or prevented;

(b)	some or all of the creditors of any Group Company accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of such entity;

(c)	a person is appointed to manage the affairs, business and assets of any Group Company on behalf of its creditors; or

(d)	the holder of an Encumbrance over the assets of any Group Company is appointed to control its business and assets.

12.4	In relation to each of the Group Companies:

(a)	no administrator has been appointed;

(b)	no documents have been filed with the court for the appointment of an administrator; and

(c)	no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder.

12.5	No process has been initiated which could lead to any Group Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

12.6	No distress, execution or other process has been levied on any material asset of any Group Company.

13.	INSURANCE

Copies of all of the policies of insurance maintained by or covering each of the Group Companies are included in the Disclosure Documents. All such policies are currently in full force and effect. All sums falling due in respect of premiums on such policies of insurance have been paid. There is no outstanding claim by any Group Company under any such policies in excess of £100,000.

14.	POWERS OF ATTORNEY

14.1	There are no powers of attorney in force given by any of the Group Companies.

14.2	No person, other than any director or officer of any Group Company, is entitled or authorised to bind or commit any Group Company to any obligation not in the ordinary course of that Group Company’s business.

15.	TRANSACTIONS WITH THE VENDORS

15.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between a Group Company and any of the Vendors.

15.2	No Vendor nor any member of the Vendor Group, has assigned to any person the benefit of a claim against any of the Group Companies to which a Vendor or a member of the Vendor Group would otherwise be entitled.

16.	EFFECT OF SALE ON SHARES

16.1	Neither the acquisition of the Shares by the Purchaser nor compliance with the terms of this Agreement will:

(a)	pursuant to the terms of any agreement, permit, licence, consent or authorisation, cause any Group Company to lose the benefit of, or impair, any right or privilege it presently enjoys under such agreement, permit, licence, consent or authorisation;

(b)	relieve any person of any obligation to any Group Company (whether contractual or otherwise) or enable any person, pursuant to the terms of any agreement or arrangement with any Group Company, to determine such obligation with such Group Company, or to exercise any right pursuant to such agreement in respect of the Group Company;

(c)	give rise to, or cause to become exercisable, any right of pre-emption over the Shares (save for any right waived by any Vendor under this Agreement);

(d)	so far as the Vendors are aware, result in any customer or supplier being entitled to or cause any customer or supplier to cease dealing with any Group Company or to reduce substantially its existing level of business or to change the terms on which it deals with any of the Group Companies;

(e)	result in a breach of contract, order, judgment, injunction, undertaking, decree or other like imposition;

(f)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of any Group Company;

(g)	entitle any person to receive from any of the Group Companies any finder’s fee, brokerage or other commission in connection with the purchase of the Shares by the Purchaser; and

(h)	result in any present or future indebtedness or any contingent contractual obligation of any of the Group Companies becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of any of the Group Companies being withdrawn.

17.	ASSETS

17.1	All of the fixed assets included in the Accounts are beneficially owned by Group Companies, except for those disposed of since the Balance Sheet Date in the ordinary course of business or pursuant to the Pre-Sale Property Extraction.

17.2	No asset with a value of more than £50,000 used by a Group Company is the subject of any lease, lease hire agreement or hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

17.3	None of the assets, undertakings or goodwill of any Group Company is subject to any Encumbrance (other than any Encumbrance created by operation of law) or to any agreement or commitment to create an Encumbrance.

17.4	Group Companies are in possession or control of all the assets owned by any Group Company (save for any materials, packaging, stock or other assets in the process of being supplied to or by any Group Company).

17.5	The plant and machinery used by the Group Companies is in reasonable working order, wear and tear excepted.

17.6	The assets of the Group Companies comprise all the assets necessary for the continuation of the Group’s business.

17.7	The stock-in-trade and work-in-progress of the Group Companies is in good condition and is capable of being sold in the ordinary course of business in accordance with its current price list without discount, rebate or allowance and is, so far as the Vendors are aware, adequate and not excessive in relation to the current trading requirements of the Group.

18.	INTELLECTUAL PROPERTY

18.1	The Disclosure Letter contains complete and accurate details of all:

(a)	applications and registrations on file with an Authority for registered Business Intellectual Property owned by the Group Companies (the “Registered Intellectual Property”);

(b)	material unregistered Intellectual Property owned by the Group Companies, (together with (a), the “Material Owned Intellectual Property”); and

(c)	the pipeline products, pipeline projects and development pipeline for the Group including in-licensed products.

18.2	The Group Companies either own, or have valid licences to use, all the Intellectual Property required to carry on the Group’s business in the same manner as it is currently carried on (the “Business Intellectual Property”) and the Business Intellectual Property will not be lost or liable to termination as a result of the Transaction or the execution or performance of any of the Transaction Documents. None of the Business Intellectual Property is owned by any of the Vendors or any of their connected persons within the meaning of section 1122 of the Corporation Tax Act 2010 (other than a Group Company).

18.3	The Material Owned Intellectual Property:

(a)	is wholly owned (legally and beneficially) by a Group Company, free from Encumbrances;

(b)	has not been licensed to any third party;

(c)	is not subject to any agreement that restricts its use, disclosure, licensing or transfer by any Group Company; and

(d)	so far as the Vendors are aware, there have been no acts or omissions that would prejudice the enforcement by the Group Companies of the Material Owned Intellectual Property, including acquiescence by any Group Companies or any Vendor or member of the Vendor Group in any unauthorised use of the Material Owned Intellectual Property by third parties.

18.4	In respect of the Registered Intellectual Property:

(a)	all registry deadlines for payment of fees (including application, annuity, renewal and maintenance fees) and registration of transactions due as of the date of this Agreement have been met;

(b)	any change in title in favour of a Group Company for material Registered Intellectual Property assigned to a Group Company prior to the date of this Agreement has been submitted for recording at the relevant Authority;

(c)	all assignments from inventors that are necessary or required to register any material Registered Intellectual Property in the name of a Group Company have been obtained and, if required, filed at the relevant intellectual property Authority;

(d)	in the case of trademark registrations, so far as the Vendors are aware, the registrations comprised in the Registered Intellectual Property are not the subject of any action seeking removal, amendment or surrender and no Vendor or member of the Vendor Group has received an opinion from any legal advisor stating that the trademark registrations included in Registered Intellectual Property are unenforceable; and

(e)	in the case of trademark applications, there are no current oppositions nor, so far as the Vendors are aware, have the Group Companies received any written threat of opposition or notification from any Authority indicating that a third party trademark may present an obstacle to registration.

18.5	There are no outstanding claims by any officer, Employee, contractor or consultant against any Group Company for compensation or other payments (other than those which they are contractually entitled to, but excluding those arising by operation of Law) in relation to any Material Owned Intellectual Property that it has developed, created or invented.

18.6	No Material Owned Intellectual Property has been developed using funding, facilities, personnel or student of any Authority or educational institute.

18.7	There are no settlement agreements (written or unwritten) or undertakings, or court orders or rulings from any Authority, in each case, to which a Group Company is a party:

(a)	that materially adversely impact any Group Company’s freedom to operate with respect to the research, marketing, manufacture, distribution, sale, use or other exploitation of any product either currently on the market or currently under investigation or development by any Group Company;

(b)	that constitute agreements executed by way of or in conjunction with settlement of Intellectual Property litigation relating to the Material Owned Intellectual Property; or

(c)	under which any Group Company is due to pay (i) any outstanding settlement payments in excess of £100,000;
or (ii) royalty payments which are reasonably expected to result in payments of more than £100,000 in a twelve month period.

18.8	In respect of the licences of material third party Intellectual Property to the Group Companies (the “Intellectual Property Licences”):

(a)	complete copies of all of the Intellectual Property Licences are included in the Disclosure Documents;

(b)	so far as the Vendors are aware, each Intellectual Property Licence is in full force and effect and binding on the applicable Group Company party to it;

(c)	the terms of each Intellectual Property Licence have been complied with by the Group Company party to it in all material respects and, no written notice of termination, rescission, avoidance, repudiation or a material change in the term of any Intellectual Property Licence has been received or served by a Group Company and so far as the Vendors are aware, there are no grounds existing which may give rise to termination;

(d)	no disputes have arisen and, so far as the Vendors are aware, no circumstances exist which are likely to give rise to a dispute; and

(e)	the £10,000,000 (ten million) lump sum payment due under the licence between Primegen Limited and Auden McKenzie (Pharma Division) Limited dated 10 November 2014 has been paid.

18.9	So far as the Vendors are aware, each officer, employee, contractor or consultant that has developed Material Owned Intellectual Property for any Group Company has entered into a contract under which they are obliged to assign, and have assigned in writing, any such Intellectual Property developed during the course of their work for the Group, to a Group Company, except as would not have a material adverse effect on the business or the Group as it is currently carried on.

18.10	The Group has reasonable policies in place for protection of the Material Owned Intellectual Property and its confidential information.

18.11	So far as the Vendors are aware:

(a)	the activities of the Group Companies have not infringed or misappropriated the Intellectual Property of any third party during the three years immediately prior to this Agreement; and

(b)	no Material Owned Intellectual Property has been infringed or misappropriated by a third party during the three years immediately prior to this Agreement.

18.12	In the last three years:

(a)	no written notice or allegation has been received by the Group Companies or the Vendors: (i) that the Group Companies or the Vendors are, or may be, infringing or misappropriating any Intellectual Property owned by a third party; or (ii) that has challenged the validity or ownership of any of the Business Intellectual Property; and

(b)	no Group Company and no Vendor has notified any third party in writing that the third party is, or may be, infringing or misappropriating any Business Intellectual Property.

18.13	Other than the domain names specified in the Disclosure Documents, none of the Group Companies owns any domain names.

18.14	The confidential information and know-how used by the Group Companies (i) is kept confidential; (ii) has not been disclosed to third parties (other than in the ordinary course of business and subject to written confidentiality obligations from the third party); and (iii) so far as the Vendors are aware, has not been subject to unauthorised access by a third party.

18.15	None of the Group Companies operates a website or email account from a domain name owned by a third party.

19.	INFORMATION TECHNOLOGY

19.1	Save as set out in the agreements listed in the Disclosure Letter relating to IT systems, which shall not include off-the-shelf software or downloadable software subject to industry-standard shrinkwrap or clickwrap licences (the “IT Contracts”) and other than such off-the-shelf software or downloadable software subject to industry-standard shrinkwrap or clickwrap licences, the Group Companies own the IT Systems free from Encumbrances.

19.2	The IT systems owned by the Group and the IT Contracts comprise all the information technology required to operate the business in the same manner as it is currently carried on. None of the Group IT is owned by or held by any of the Vendors or any member of the Vendor Group.

19.3	So far as the Vendors are aware, the terms of the IT Contracts have been complied with by the applicable Group Companies in all material respects and no notice of termination of any IT Contracts has been received or served by a Group Company.

19.4	The Group Companies have appropriate arrangements in place for the maintenance support and disaster recovery of their IT systems and follow appropriate procedures to protect their systems from infection, from viruses and from access by unauthorised persons.

19.5	During the last three years, the Group’s IT systems have not:

(a)	failed to function in any material way; or

(b)	so far as the Vendors are aware, been infected by any software virus that had a material adverse effect on the business of the Group or been accessed by unauthorised persons.

20.	DATA PROTECTION

20.1	All Group Companies that collect or use Personal Data are registered with the United Kingdom Information Commissioner and any other data protection authority, to the extent that they are required to be so registered in accordance with applicable data protection laws.

20.2	The systems used by the Group Companies to store or use Personal Data are all located inside the European Economic Area (“EEA”) and the Group does not transfer outside of the EEA any Personal Data it has collected from within the EEA.

20.3	None of the Group Companies is party to an agreement that requires the transfer of Personal Data to a third party or that requires a third party to transfer Personal Data to a Group Company, in either case in violation of applicable data protection laws.

20.4	In the last three years:

(a)	none of the Group Companies has received a written complaint or objection to its collection or use of Personal Data that remains unresolved; and

(b)	as far as the Vendors are aware, the collection or use of Personal Data by a Group Company has not been the subject of any investigation or proceedings (whether of a criminal, civil or administrative nature).

21.	EMPLOYEES

21.1	The terms and conditions of employment in respect of each Employee, together with the: name of employer, name, date of birth, length of continuous service, date of commencement of employment, notice period (or date of expiry of fixed term), the position held and job location, salary, fees or wages (stating whether overtime is contractual or discretionary), holiday entitlement, pension entitlement, commission, profit sharing, bonus and incentive arrangements, severance or redundancy terms, and any other material benefits or privileges provided (stating whether contractual of discretionary) have been disclosed in full in the Disclosure Documents.

21.2	There is no person who has accepted an offer of employment or engagement made by any Group Company whose employment has yet to start and there are no offers of employment which have been issued and remain open for acceptance.

21.3	There is no person who is engaged by any Group Company to provide services personally to it who is not an Employee.

21.4	Particulars of all employment policies (whether written or otherwise) and staff handbooks pertaining to the Employees have been disclosed in full in the Disclosure Documents.

21.5	No contractual or gratuitous payment (including in the form of a “golden parachute”) or benefit has been made or may become due to be made to any Employee in connection with the Transaction.

21.6	The acquisition of the Shares by the Purchaser or compliance with the terms of this Agreement will not enable any director or Employee, under the terms of the agreement governing such employment or engagement, to terminate their employment or engagement.

21.7	All Employees who are engaged on fixed term or part time contracts have materially similar terms and conditions of employment or engagement to comparator permanent employees or full time employees, as required by law.

21.8	Other than routine increases to salary and the level of benefits, during the 12 (twelve) month period before Completion there have been no changes to the terms and conditions or benefits of any Employee.

21.9	Other than routine increase to salary and the level of benefits, no changes to terms and conditions or benefits of any Employee have been proposed or agreed in the 6 (six) months prior to Completion or were due to be considered or implemented by the appropriate Employer within 6 (six) months after Completion.

21.10	So far as the Vendors are aware, no amounts due to, or in respect of, any Employee or Former Employee are in arrears or unpaid and there are no amounts that have accrued but are not yet due to be paid.

21.11	Full details of any bonus that the Employer has determined and has accrued to any Employee at the Completion Date but which remains unpaid at the Completion Date have been set out in the Disclosure Letter.

21.12	At the date of this Agreement, no Employee:

(a)	has given, has threatened to give or received notice terminating his office and/or employment (where that notice has not yet expired); or

(b)	is under threat of dismissal.

21.13	No Employee has, at the date of this Agreement been absent, or is expected to be, for a period of more than four weeks.

21.14	No Employee or Former Employee is involved in any existing, pending or threatened claim or dispute by or in respect of any Employee, Former Employee or employee representative representing any Employee (“Employment Dispute”) and has not been involved in any Employment Dispute in the 12 (twelve) month period before Completion.

21.15	So far as the Vendors are aware, there are no facts that constitute grounds for any Employment Dispute; or that any of the provisions of this Agreement (including the identity of the Purchaser) may lead to any Employment Dispute.

21.16	No Employer has made any loan or advance to any Employee that is outstanding.

21.17	During the last 3 (three) years, each Employer has complied in all material respects with all laws and codes of practice in respect of each Employee and Former Employee.

21.18	No Employer has received in writing any claim or formal notice alleging that said Employer has at any time discriminated against or caused to suffer any detriment any Employee on the grounds of sex, gender, sexual orientation, age, race, religion, belief, disability, hours that they work, temporary nature of their employment, membership of a trade union or status as an employee representative or otherwise in contravention of any legislation.

21.19	Each Employer has at all times complied with all notices, orders, decisions and recommendations made by any Commission, Executive, Inspectorate, Court, Tribunal or other authority in respect of the Employees.

21.20	All Employees have leave to enter and remain in the United Kingdom and are entitled to work in the United Kingdom in terms of the Immigration, Asylum and Nationality Act 2006.

21.21	During the 12 (twelve) month period prior to Completion, no Group Company has been party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 or similar local legislation applicable to any Employee (a “Relevant Transfer”).

21.22	No employee has transferred to his Employer under a Relevant Transfer who at any time before the Relevant Transfer:

(a)	was a member of an occupational pension scheme; or

(b)	was a member of a scheme providing an interest in or option over shares where that scheme has not been materially replicated by his Employer.

21.23	No Group Company has in relation to any of the Employees:

(a)	recognised (or done any act which might be construed as recognition of) any trade union, whether voluntarily or in terms of the statutory procedure set out in the Trade Union and Labour Relations (Consolidation) Act 1992; or

(b)	entered into any kind of collective agreement, understanding or arrangement with any trade union, works council, staff association or any other employee representative.

21.24	Each Group Company has at all times complied with its obligations to inform and/or consult with employee representatives of the Employees.

21.25	No Group Company has granted or is obliged to grant any options or rights under any share ownership or share option plan.

22.	PENSIONS

22.1	No Group Company is a party to or has any liability in respect of any Relevant Scheme or been obliged to provide, participate in or contribute towards any Pension Benefits to any person.

23.	REAL ESTATE

No Group Company has any right interest or liability in relation to any land or buildings, save in relation to those properties the subject of the Pre-Sale Property Extraction Agreements and pursuant to the New Lease.

24.	MARKETING AUTHORISATIONS

24.1	A list of all Marketing Authorisations used and/or owned by the Group is set out at Part A of Schedule 8 and the information in Part A of Schedule 8 (which shall include registered holder, grant date, granting body, date of expiry and product and jurisdiction covered) is true and accurate in all material respects (the “Group Marketing Authorisations”).

24.2	A list of all applications to obtain Marketing Authorisations applied for by the Group or in respect of a pipeline product of the Group are set out at Part B of Schedule 8 and the information in Part B of Schedule 8 (which shall include registered holder, grant date, granting body, date of expiry and product and jurisdiction covered) is true and accurate in all material respects (the “Group MA Applications”, together with the Group Marketing Authorisations, the “Group MAs”).

24.3	The Group Marketing Authorisations comprise all the Marketing Authorisations required by the Group to operate the business of the Group as it is currently conducted.

24.4	So far as the Vendors are aware, all of the Products are and have been developed, manufactured, tested, packaged, labelled, held, stored, distributed, marketed, imported, exported, and sold, in all material respects in accordance with (i) the requirements, specifications and standards contained in the relevant Marketing Authorisation and (ii) all applicable Laws.

24.5	All licence and registration fees, and any registration deadlines in respect of filing documents and other Authority requests, in respect of the Group MAs that are required to be paid or met in order to retain and maintain (and in the case of the Group MA Applications, obtain) such Group MAs pursuant to and in accordance with applicable Law, have been paid or met.

24.6	The Group Companies are in compliance in all material respects with the terms of all Group Marketing Authorisations, and so far as the Vendors are aware, no event has occurred that would result in a material penalty under, or the revocation, cancellation, challenge, non-renewal or modification which would be adverse to the Group of, any Group Marketing Authorisation. No proceeding or action is pending or, so far as the Vendors are aware, threatened, regarding, and no material correspondence has been entered into with any Authority which is likely to result in, the revocation, cancellation, non-renewal or modification, or the imposition of a material penalty, which would be adverse to the Group of any Group Marketing Authorisation.

24.7	So far as the Vendors are aware, no Group Company has received any written claim alleging any material breach of or default under any Marketing Authorisation by any Group Company giving any third party (including any Authority) any right of termination or cancellation of any Group Marketing Authorisation.

24.8	In the last two years, no Group Company has voluntarily or involuntarily initiated, conducted or issued; or caused to be initiated, conducted or issued, nor as far as the Vendors are aware has any Authority caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, warning, stock return or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product which has resulted in costs to be incurred by the Group of in excess of £100,000. So far as the Vendors are aware, no Authority has sent any notice or other formal letter relating to any event which could reasonably be expected to cause a material: (i) recall, market withdrawal, replacement or stock return of any Product sold or intended to be sold by any Group Company; (ii) change in the regulatory status, marketing classification or a material change in the labelling of any such Products; or (iii) termination, revocation, non-renewal, adverse modification or suspension of the development, testing, manufacturing, packaging, labelling, storage, distribution, import, export, sale, or marketing of such Products.

24.9	No Group Company has received any notice, warning letter or similar correspondence that any Authority has commenced, threatened to initiate or is likely to initiate any action to request a material recall of a Product or material violation of applicable Law with respect to a Product.

24.10	Since 1 January 2013, there have been no material audits, inspections, examinations or, so far as the Vendors are aware, investigations by an Authority relating to the Group or its assets.

25.	ENVIRONMENTAL

25.1	Each Group Company is and has been for the previous three years in compliance in all material respects with all Environmental Laws.

25.2	So far as the Vendors are aware, there are no claims or proceedings pending or threatened against any Group Company with respect to any breach of or any liability under Environmental Laws.

25.3	No complaints or notices have been received in writing by any Group Company alleging or specifying any breach of or liability under any Environmental Laws.

25.4	Each Group Company has obtained and has at all times been in compliance in all material respects with all Environmental Consents, and all Environmental Consents are in full force and effect.

26.	TAX

26.1	The Accounts make full provision or reserve within generally accepted accounting principles in respect of any period ended on or before the Balance Sheet Date for all Tax assessed or liable to be assessed on each Group Company or for which each Group Company is accountable at the Balance Sheet Date whether or not the relevant Group Company has or may have any right of reimbursement against any other person and proper provision has been made and shown in the Accounts for deferred Taxation in accordance with generally accepted accounting principles.

26.2	Since the Balance Sheet Date, no Group Company has been involved in any transaction which has given or may give rise to a liability to Tax on any Group Company (or would have given or might give rise to such a liability but for the availability of any Relief (as defined in the Tax Deed of Covenant)) other than Tax in respect of normal trading income or receipts of the relevant Group Company arising from transactions entered into by it in the ordinary course of business.

26.3	Each Group Company has paid all Tax which it has become liable to pay and is not, and has not in the six years ending on the date of this Agreement been, liable to pay any amount of penalty, surcharge, fine or interest in connection with Tax exceeding £5,000.

26.4	Each Group Company has deducted or withheld all amounts of Tax which it has been obliged by law to deduct or withhold from any payment made by it or in connection with the provision by it of any benefit, payment or asset and has duly accounted to the relevant Tax Authority for all such amounts.

26.5	Each Group Company has within applicable time limits made all Tax returns, provided all material information, given all notices, submitted all accounts and computations, obtained all registrations and maintained all records in relation to Tax as it is required by Law to make, provide, give, submit, obtain or maintain and all such Tax returns, accounts, computations, information and notices are correct and accurate in all material respects, and are not the subject of any dispute. Each Group Company has fully complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority.

26.6	All material records which a Group Company is required to keep for Tax purposes have been duly kept and are available for inspection at the premises of the Group Company or obtainable from its advisers and each Group Company or its advisers, as applicable, has in its possession or power all material records and information which it needs to determine its liabilities to Tax, including liabilities which may arise on the disposal or deemed disposal of any of its assets in the future.

26.7	No Group Company has entered into any special agreement or arrangement with a Tax Authority (being an agreement or arrangement not based on a strict application of law) or benefits from any preferential Tax regime or has been granted any concession by a Tax Authority (other than a formal published extra statutory concession available generally to taxpayers) concerning its liability to Tax.

26.8	No Group Company is involved in a dispute with a Tax Authority and no Group Company is or has, within the last six years, been the subject of an investigation, enquiry, assessment, audit, non-routine visit or review by any Taxation Authority and, so far as the Vendors are aware, there are no facts or circumstances which are likely to give rise to any such dispute, investigation, enquiry, assessment, audit, non-routine visit or review.

26.9	No Group Company has been involved in any scheme, arrangement, transaction or series of transactions in which the main purposes or one of the main purposes was the avoidance of Tax.

26.10	No event has occurred in the last six years which has resulted or could result in any charge, lien, security interest, encumbrance or other third party right arising over an asset of any Group Company in respect of unpaid Tax.

26.11	No event has occurred in the last six years (including without limitation the execution or implementation of this Agreement) in consequence of which any Group Company is or may be held liable for Tax or may otherwise be held liable for or to indemnify any person in respect of any Tax which is primarily or directly chargeable against or attributable to any person other than a Group Company.

26.12	No Group Company is bound by or party to any Tax indemnity, Tax sharing, Tax allocation or similar agreement, or any other contractual obligation to pay the Tax obligations of another person or to pay the Tax obligations with respect to transactions relating to any other person.

26.13	Each Group Company has complied with all applicable transfer pricing rules and each Group Company maintains and holds adequate books and records for the purposes of evidencing that applicable transfer pricing rules have been complied with.

26.14	Each Group Company (other than the Company) is registered for VAT purposes and the Disclosure Letter contains full details of such registration. Each Group Company has complied with its obligations to register for the purposes of VAT and has complied in all material respects with its obligations under any Tax legislation relating to VAT and maintains complete, correct and up to date records for the purposes of the relevant legislation.

26.15	No Group Company: (a) is or has been a member of any group for the purposes of VAT; or (b) has assumed or otherwise been registered under the same VAT registration number as any other person.

26.16	All documents which are (i) required to be stamped or are subject to a stamp, registration, transfer or similar Tax and in the possession of any Group Company; and (ii) necessary to establish the title of any Group Company to any asset or to enforce any rights and in respect of which any stamp duty, registration, transfer or other similar Tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped or such stamp, registration, transfer or similar Tax has been paid in respect of such documents unless appropriate relief has been claimed or relied on.

26.17	Each Group Company has duly paid all stamp duty reserve Tax to which it is liable with respect to transactions that occurred in the last six years unless appropriate relief has been claimed or relied on.

26.18	Each Group Company has duly filed all land transaction returns required to be filed with any Tax Authority and has paid all stamp duty land Tax to which it is liable with respect to transactions that occurred in the last six years unless appropriate relief has been claimed or relied on.

26.19	No Group Company has carried out any action which requires the prior consent or clearance of any Tax Authority without first obtaining such clearance or consent and all such consents and clearances that were required to be obtained by any Group Company have been properly obtained on the basis of complete and materially accurate information.

26.20	Each Group Company is and always has been resident only in the United Kingdom for Tax purposes and no Group Company is or has been subject to Tax in any jurisdiction other than the United Kingdom. No Group Company has or has ever had a branch or permanent establishment in a jurisdiction other than the United Kingdom.

26.21	No Group Company is liable for any Taxation as the agent or Taxation representative of any other person, company, business or enterprise and does not constitute a permanent establishment of any other person, company, business or enterprise for any Taxation purposes.

26.22	No Group Company is or has ever been a member of: (a) a group of companies; (b) a fiscal consolidation; (c) a consortium; or (d) a fiscal unity for any Tax purpose, of which any company other than a Group Company is a member.

27.	MERGER CONTROL

Having regard to the purpose for which they were provided, all information provided by or on behalf of the Vendors to the Purchaser and/or to the Purchaser’s Solicitors prior to the date of this Agreement specifically for the purpose of the CMA Notification is true and accurate.

28.	DISCLOSURE DOCUMENTS

The indexes of the Disclosure Documents appended to the Disclosure Letter as Appendix A and Appendix C are each a materially accurate reference to the Disclosure Documents to which they relate. The folder entitled “01. Manufacturing. R&D, Regulatory” in the Disclosure Documents contains an accurate copy of the information made available by the Vendors to the Purchaser at the offices of the Vendor’s Solicitors.

SCHEDULE 6

LIMITATIONS ON VENDOR LIABILITY

1.	FINANCIAL LIMITS ON CLAIMS

1.1	Subject to paragraph 1.4, the aggregate total liability of the Vendors in respect of all Claims and claims under the Tax Covenant, including any liability for costs and interests, shall not exceed £91,800,000.

1.2	Subject to paragraph 1.4, the Vendors shall not be liable in respect of any single Claim or a claim under the Tax Covenant unless the amount of the liability pursuant to that Claim would (but for this paragraph 1.2) exceed £100,000 (and, for these purposes, Claims arising out of the same subject matter, facts, events or circumstances shall be aggregated to form a single Claim).

1.3	Subject to paragraph 1.4, the Vendors shall not be liable in respect of any Claim or a claim under the Tax Covenant unless the aggregate amount of the liability of the Vendors for all Claims (other than Claims excluded by paragraph 1.2) would exceed £1,000,000 in which case the Vendors shall be liable for the entire amount of such Claim and not merely the excess.

1.4	The limitations on liability set out in paragraph 1.1, 1.2 and 1.3 shall not apply to any Claim which is a Fundamental Warranty Claim.

2.	TIME LIMITS ON CLAIMS

2.1	Subject to paragraph 2.3, a Vendor shall not be liable (and no claim shall be brought against any Vendor) in respect of any Claim or claim under the Tax Covenant unless the Purchaser has given notice in writing of such Claim or claim under the Tax Covenant to such Vendor:

(a)	in the case of a claim made under the Tax Warranties or under the Tax Deed of Covenant as soon as reasonably practicable after the Purchaser becomes aware of such claim, and in any event within the period of seven years beginning with the date of this Agreement; and

(b)	in any other case, as soon as reasonably practicable after the Purchaser becomes aware of such claim, and in any event within the period of 18 months beginning with the date of this Agreement.

2.2	Subject to paragraph 2.3, the notice referred to in paragraph 2.1 shall include a summary of the nature of the Claim as far as it is known to the Purchaser and the amount claimed (detailing the Purchaser’s calculation of the loss thereby alleged to have been suffered).

2.3	Any failure by the Purchaser to:

(a)	give notice of a Claim or a claim under the Tax Covenant as soon as reasonably practicable in accordance with paragraph 2.1; or

(b)	serve a notice which complies with the provisions of paragraph 2.2,

shall not relieve any Vendor of liability in respect of the relevant Claim or claim under the Tax Covenant, except to the extent that the liability of such Vendor under such Claim or claim under the Tax Covenant would be higher than it otherwise would have been as a result of such failure but then only to the extent of any such increase.

2.4	For the avoidance of doubt, the Purchaser may give notice of any Claim in accordance with paragraph 2, whether or not the amount set out in paragraph 1.3 has been exceeded at the time the notice is given.

2.5	A Claim (other than a Claim under the Tax Warranties) notified in accordance with paragraph 2.1 of this Schedule 6 is unenforceable against any Vendor on the expiry of the period of 24 months after the date of this Agreement, unless proceedings in respect of such Claim have been served on such Vendor within such period.

2.6	In relation to any Claim (other than a Claim under the Tax Warranties) in respect of any contingent liability:

(a)	paragraph 2.5 of this Schedule 6 will apply where such contingent liability has become an actual liability during the period referred to in such paragraph 2.5; or

(b)	otherwise, such Claim shall be unenforceable against any Vendor on the expiry of the period of 6 months following the date on which such contingent liability becomes an actual liability, unless proceedings in respect of such Claim have been served on such Vendor within such period.

3.	GENERAL LIMITS

3.1	The Vendors shall not be liable for any claim in respect of tort (including negligence) or any other non-contractual claim, howsoever arising, pursuant to or in connection with this Agreement or the Tax Deed of Covenant.

3.2	Each provision of this Schedule 6 shall be read and construed without prejudice to each of the other provisions of this Schedule 6.

3.3	No Vendor is liable in respect of a Claim (other than a Claim under the Tax Warranties):

(a)	to the extent that the matter giving rise to the Claim would not have arisen but for the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body after the date of this Agreement or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this Agreement;

(b)	to the extent that the matter giving rise to the Claim arises wholly or partially from an event, transaction, action or omission before or after Completion by, or at the request or direction of, or with the written consent of, a member of the Purchaser’s Group (which for these purposes includes the Group Companies only after Completion) or any director, employee, authorised agent or adviser of a member of the Purchaser’s Group;

(c)	to the extent that the matter giving rise to the Claim is an amount for which any Group Company has a right of recovery against, or an indemnity from, a person other than the Vendors, whether under a provision of applicable law, insurance policy or otherwise howsoever or would have had that right or indemnity but for a change in law or the terms of its insurance after Completion;

(d)	to the extent that the matter giving rise to the Claim was specifically provided for in computing the amount of an allowance, provision or reserve in the Accounts or the Net Working Capital Statement or Net Cash Statement or was specifically included in the Accounts or the Net Working Capital Statement or Net Cash Statement or in the notes to the Accounts or the Net Working Capital Statement or Net Cash Statement or in accordance with generally accepted accounting principles has not been so taken account of or referred to; or

(e)	to the extent that the Purchaser’s Deal Team is actually aware as at the date of this Agreement of the fact, matter, event or circumstance which is the subject matter of the Claim and is aware that such fact, matter, event or circumstance amounts, or is very likely to amount, to a Claim.

4.	CONTINGENT LIABILITIES

The Vendors shall not be liable in respect of any contingent liability in relation to any Claim (other than a Claim under the Tax Warranties) unless and until such contingent liability becomes an actual liability and is due and payable. This is without prejudice to the right of the Purchaser to give notice of the relevant Claim to the Vendors notwithstanding the fact that the liability may not have become an actual liability. The fact that the liability may not have become an actual liability within the time limits provided in paragraph 2 shall not exonerate the Vendors in respect of any Claim properly notified within such time limits.

5.	SUBSEQUENT RECOVERY

If a Vendor pays the Purchaser any amount in respect of a Claim (other than a Claim under the Tax Warranties) and the Purchaser or any member of the Purchaser Group subsequently becomes entitled to recover from a third party a sum which is referable to that Claim (other than a Claim under the Tax Warranties), the Purchaser shall give notice to such Vendor, and shall and shall procure that any relevant member of the Purchaser Group shall, use all reasonable endeavours to recover from such third party. If any amount is actually recovered from such third party, then, after the deduction of the reasonable costs of the Purchaser and each member of the Purchaser Group in obtaining such recovery and any Tax payable on such recovery, the balance (up to the amount actually paid by the relevant Vendor to the Purchaser) shall be repaid by the Purchaser to the Vendors.

6.	NO DUPLICATION OF RECOVERY

6.1	The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Loss, regardless of whether more than one claim arises in respect of it (whether pursuant to this Agreement, the other Transaction Documents or otherwise howsoever).

6.2	In the event that the Purchaser is entitled to claim under the Tax Deed of Covenant or under the Warranties or Completion Warranties in respect of the same liability, the Purchaser may claim under either or both but payments under the Tax Deed of Covenant shall pro tanto satisfy and discharge any claim which is capable of being made under the Warranties or Completion Warranties in respect of the same liability and vice versa.

7.	CONDUCT OF THIRD PARTY CLAIMS

7.1	If the Purchaser becomes aware of any claim by a third party (a “Third Party Claim”) after Completion which is likely to result in a Claim (other than a Claim under the Tax Warranties), the Purchaser shall promptly give notice of the Third Party Claim to the Vendors and, subject to the Purchaser and each member of the Purchaser Group being indemnified and secured to the Purchaser’s reasonable satisfaction by the Vendors against all reasonable costs and expenses, including those of its legal advisers, incurred in respect of that Third Party Claim as a result of, or in connection with, doing any such thing, shall and shall procure that the Group Companies shall:

(a)	not make any knowing admission of liability or make any agreement or compromise in relation to that Third Party Claim without the prior consent of the Vendors;

(b)	give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Vendors and their professional advisers as any Vendor may reasonably request and all such assistance as any Vendor (or their professional advisers) may reasonably require; and

(c)	(subject to the Purchaser being entitled to engage its own legal advisers) take such action as the Vendors may reasonably request to avoid, resist, dispute, appeal, compromise, remedy or defend that Third Party Claim, except where, in the reasonable opinion of the Purchaser, such action would be materially prejudicial to the business of the Purchaser or any of the Group Companies, would be misleading or inaccurate in any material respect or would materially affect the future liability to Tax of any Group Company (provided that (the “Proviso Exception”) in such circumstances the Vendors shall not be obliged to indemnify the Purchaser for any costs and expenses incurred in relation to such Third Party Claim (but provided that, for the avoidance of doubt, the Proviso Exception shall not operate to release any Vendor from any liability it may have under any Claim arising out of such Third Party Claim).

7.2	The rights of the Vendors under paragraph 7.1 shall only apply to a Third Party Claim if a Vendor gives notice to the Purchaser in writing of its intention to exercise its rights within 20 Business Days of the Purchaser giving notice of the Third Party Claim. If neither Vendor gives notice during that period, the Purchaser shall be entitled in its absolute discretion to settle, compromise, or resist any action, proceedings or claim against any member of the Purchaser Group out of which that Third Party Claim arises.

7.3	The Purchaser shall not be precluded from bringing any Claim under this Agreement by reason of any breach of the terms of this paragraph 7.

8.	MITIGATION

Nothing in this Agreement shall or shall be deemed to relieve or abrogate the Purchaser of any common law duty to mitigate any loss or damage suffered or incurred by it or any member of the Purchaser’s Group as a result of any Claim including, without limitation, enforcing against any person (other than the Vendors) any rights any member of the Purchaser’s Group has in respect of the fact, matter or circumstance giving rise to the Claim or other claim to the extent it is reasonable and proportionate for the Purchaser to do the same.

9.	PROVISION OF INFORMATION

If, at any time after the date of this Agreement, any Vendor wants to insure against its liabilities in respect of Claims or other claims under this Agreement or any other Transaction Document, the Purchaser shall provide, or procure that any member of the Purchaser Group shall provide, such information as a prospective insurer may reasonably require before effecting the insurance.

10.	PRESERVATION OF INFORMATION

The Purchaser shall, and shall ensure that each Group Company and each member of the Purchaser’s Group will, preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim or claim under the Tax Covenant.

11.	TAX DEED OF COVENANT

The provisions of the Tax Deed of Covenant shall also apply to any claim under the Tax Warranties to the extent specified therein.

12.	VENDOR ACCESS

In the event of a Claim or claim under the Tax Covenant, or any other claim against any Vendor under this Agreement or any other Transaction Document, the Purchaser shall, subject to the Vendors giving such undertakings as to confidentiality as the Purchaser may reasonably require, procure that the Vendors and their Representatives are provided, upon reasonable notice and during Working Hours and at the Vendors’ cost, access to such information, records, premises and personnel of the Purchaser or any member of the Purchaser’s Group as any Vendor may reasonably require (not being any which would otherwise be subject to legal privilege) to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such claim.

13.	FRAUD

The provisions of paragraphs 1 and 2 shall not apply in respect of a Claim or claim under the Tax Covenant if it is (or the delay in the discovery of which is) the consequence of fraud by the Vendors or any member of the Vendor Group.

SCHEDULE 7

COMPLETION ACCOUNTS

Part 1

Procedure for Agreeing or Determining Statements

1.	ESTIMATED NET CASH AND NET WORKING CAPITAL STATEMENTS

The Vendors shall deliver to the Purchaser their reasonable estimate of the Net Cash Amount (the “Estimated Net Cash Amount”) and of the Net Working Capital Amount (the “Estimated Net Working Capital Amount”) at least three Business Days prior to Completion in the form of a statement prepared in accordance with paragraph Part 3 of this Schedule 7.

2.	NET CASH STATEMENT AND NET WORKING CAPITAL STATEMENT

2.1	The Purchaser shall procure that a draft of the Net Cash Statement (the “Draft Net Cash Statement”) and Net Working Capital Statement (“Draft Net Working Capital Statement”) as at the Relevant Time is prepared in accordance with the provisions of this Schedule and delivered to the Vendors within 40 Business Days of Completion.

2.2	The Vendors’ shall notify the Purchaser whether or not they accept the Draft Net Cash Statement and the Draft Net Working Capital Statement for the purposes of this Agreement within 20 Business Days of receiving them and, if either Vendor does not accept either or both of them, the items in the Draft Net Cash Statement and/or the Draft Net Working Capital Statement which such Vendor disputes and the basis upon which such Vendor disputes such items, within 20 Business Days of receiving them.

2.3	Where a Vendor notifies the Purchaser within the period specified in paragraph 2.2 that such Vendor does not accept the Draft Net Cash Statement or the Draft Net Working Capital Statement (a “Disagreement Notice”) the parties shall attempt, in good faith, to reach agreement in respect of items identified in a Disagreement Notice and, if such agreement is reached, the Draft Net Cash Statement and/or the Draft Net Working Capital Statement as amended, as agreed between the Vendors and the Purchaser in writing, shall be final and binding on the parties for all purposes and shall become the Net Cash Statement and the Net Working Capital Statement for the purposes of this Agreement.

2.4	If the Vendors and the Purchaser are unable to reach agreement on the items identified in the Disagreement Notice within 20 Business Days following receipt by the Purchaser of a Disagreement Notice either the Purchaser or any Vendor may, by notice to the other (an “Appointment Notice”), require that the items identified in the Disagreement Notice be referred to the Reporting Accountants.

2.5	Where neither Vendor gives a Disagreement Notice to the Purchaser within the 20 Business Day period referred to in paragraph 2.2, then the Draft Net Cash Statement shall constitute the “Net Cash Statement” for the purposes of this Agreement and the Draft Net Working Capital Statement shall constitute the “Net Working Capital Statement” for the purposes of this Agreement and they shall be final and binding on the Vendors and the Purchaser.

2.6	Where a dispute is referred to the Reporting Accountants under paragraph 2.4, the Reporting Accountants shall be engaged by the Vendors and the Purchaser on the terms set out in this Schedule 7 and otherwise on such terms as shall be agreed between the Vendors, the Purchaser and the Reporting Accountants.

2.7	The Purchaser shall, and shall procure that each Group Company and each member of the Purchaser’s Group shall, promptly provide to the Vendors, their accountants and, if appointed, the Reporting Accountants with all information relating to the operations and financial performance of the Group, including access, at reasonable times and on reasonable notice, to the personnel, books and records of the Group and any other information of the Group and all such other co-operation and assistance as, in each case, may reasonably be required to enable the Vendors, their accountants and the Reporting Accountants to analyse or investigate any item in, or agree and/or determine, the Draft Net Cash Statement and the Draft Net Working Capital Statement. The Vendors, their accountants and the Reporting Accountants shall have the right to take copies of any documents that they reasonably require in accordance with this paragraph 2.7.

2.8	Except to the extent that the Purchaser and the Vendors otherwise agree, the Reporting Accountants shall determine their own procedure, subject to the following:

(a)	apart from procedural matters and/or as otherwise set out in this Agreement, the Reporting Accountants shall determine only:

(i)	in respect of the matters specified in the Disagreement Notice (save for any such matter subsequently agreed by the Purchaser and the Vendors prior to the appointment of the Reporting Accountants); and

(ii)	what related alterations (if any) should be made to the Draft Net Cash Statement and/or the Draft Net Working Capital Statement in order to correct any inaccuracy in such statements;

(b)	the Reporting Accountants shall apply the Accounting Policies in making their determination;

(c)	the Purchaser and the Vendors (and/or their respective accountants) shall provide any Disagreement Notice to the Reporting Accountants and any supporting material, and shall provide a copy of any materials so submitted to the Reporting Accountants to the other parties;

(d)	following delivery of their respective submissions, the Purchaser and the Vendors shall have the opportunity to comment once only (provided that nothing in this sub-paragraph shall prevent the parties from responding to any requests from the Reporting Accountants under paragraph 2.7) on the other parties’ submissions by written comment delivered to the Reporting Accountants not later than 15 Business Days after such party’s written statement was received by such party pursuant to paragraph 2.8(a);

(e)	the Reporting Accountants shall make their determination pursuant to paragraph 2.8(f) within 20 Business Days of the expiry of the last of the 15 Business Day periods referred to in paragraph 2.8(d) or as soon thereafter as is reasonably practicable and such determination shall be in writing and shall be distributed to the Vendors and the Purchaser in any of the matters permitted by Clause 23, and shall (unless otherwise agreed by the Vendors and the Purchaser) be required to include reasons for each relevant determination;

(f)	the Reporting Accountants shall act as experts (and not as arbitrators) in making their determination and their determination of any matter falling within their jurisdiction shall be final and binding on the Vendors and the Purchaser save in the event of manifest error or fraud (when the relevant part of their determination shall be void and the matter shall be resubmitted to the Reporting Accountants by either party for correction as soon as reasonably practicable);

(g)	the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction; and

(h)	the charges and expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination pursuant to paragraph 2.8(e) or, failing such direction, equally between the Purchaser on the one hand and the Vendors on the other.

2.9	Any determination of the Reporting Accountants under paragraph 2.8(e) above shall be deemed to be incorporated into the Draft Net Cash Statement and the Draft Net Working Capital Statement which, as adjusted by the alterations agreed (if any) between the Purchaser and the Vendors prior to the appointment of the Reporting Accountants or so determined by the Reporting Accountants (if any), shall become the Net Cash Statement and the Net Working Capital Statement respectively and be final and binding on the Vendors and/or (as appropriate) the Purchaser.

2.10	Nothing in this paragraph 2 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, provided that a party shall not be entitled by reason of this paragraph 2.10 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

2.11	Each party shall, and shall procure that its accountants and other advisers shall, and shall instruct the Reporting Accountants to, keep all information and documents provided to them pursuant to this paragraph 2 confidential and shall not use them for any purpose, except for disclosure or use in connection with the preparation of the Net Cash Statement and Net Working Capital Statement, the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

Part 2

Accounting Policies

1.	GENERAL ACCOUNTING POLICIES

1.1	The Net Cash Statement and the Net Working Capital Statement shall be prepared and determined as at the Relevant Time in accordance with the following:

(a)	first, according to the specific accounting principles, policies, bases, practices, methods, conventions, rules and estimation techniques set out or referred to in paragraph 2 of this Part 2 of this Schedule 7;

(b)	secondly, and to the extent not covered by or inconsistent with paragraph 1.1(a) of this Part 2 of this Schedule 7 (which shall prevail in the event of any inconsistency), on a basis consistent with the accounting policies, principles, bases, practices, methods, conventions, rules and estimation techniques actually applied in the preparation of the Accounts as at the Balance Sheet Date, to the extent that such policies (and the amounts resulting from their application) are in accordance with UK GAAP, applied on a consistent basis; and

(c)	lastly, and to the extent not covered by or inconsistent with paragraphs 1.1(a) and 1.1(b) of this Part 2 of this Schedule 7 (which shall prevail in the event of any inconsistency), in accordance with the requirements of all relevant Laws and generally accepted accounting policies, bases, methods, practices and procedures in the United Kingdom and with all applicable Statements of Standard Accounting Practice, Financial Reporting Standards, abstracts issued or adopted by the Financial Reporting Council and Statements of Recommended Practice issued or adopted by bodies recognised by the Financial Reporting Council as at the Completion Date, under the historic cost convention.

1.2	The parties acknowledge that the sole purpose of determining the Net Cash Statement and the Net Working Capital Statement is to determine the adjustments (if any) to be made to the purchase price in accordance with Clause 3.3.

1.3	The Net Cash Statement and the Net Working Capital Statement shall be prepared on the basis that they relate to the Company as a going concern and exclude any effects of the change of control or ownership of the Company contemplated by this Agreement.

2.	SPECIFIC ACCOUNTING POLICIES

2.1	No account shall be taken of events taking place after the Relevant Time, and regard shall only be had to information available to the parties to this Agreement up to the date that the Draft Net Cash Statement and the Draft Net Working Capital Statement are delivered by the Purchaser to the Vendors.

2.2	For the purposes of the Completion Accounts, the Completion Date shall be treated as the end of a Tax accounting period.

2.3	The provisions of this Schedule 7 shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Accounts.

2.4	The value of the provisions recorded within the Accounts as at the Balance Sheet Date shall only be released if and to the extent that the liability has been paid prior to the Relevant Time.

2.5	The Completion Accounts shall not include any revaluation of assets above the amount recorded in the Accounts as at the Balance Sheet Date.

2.6	No amounts shall be included in the Completion Accounts in relation to deferred tax assets.

2.7	Prepayments shall be recognised in the Net Working Capital Statement in respect of advance payments made on or before the Relevant Time in respect of goods and services and taxation balances only to the extent that the benefit of such goods and services are received or receivable by the Group after the Relevant Time.

2.8	The outstanding amount pursuant to the Sigma Deposit arrangement shall be added to the Other Payables with a minimum balance of £3,500,000.

2.9	No amount shall be included in the Net Working Capital Statement or Net Cash Statement with respect to any VAT or other Tax arising on or in connection with the Pre-Sale Property Extraction.

Part 3

Form of Statements

1.	FORM OF NET WORKING CAPITAL STATEMENT

1.1	The Net Working Capital Statement shall be drawn up in the form set out below:

£ in millions	Completion	Target Net Working Capital
Inventory		3.2
Trade receivables		24.0
Other receivables and prepayments		—

Current assets		27.2

Trade payables		6.1
Other taxes and social security payable (excluding corporation tax)		3.9
Other liabilities and accruals (excluding Sigma liability)		0.1
Sigma liability		3.5

Current liabilities		13.6

Net working capital		13.6

2.	FORM OF NET CASH STATEMENT

2.1	The Net Cash Statement shall be drawn up in the form set out below:

£ in 000s
Cash
Trapped Cash
Third Party Debt
Net Cash Amount

SCHEDULE 8

MARKETING AUTHORISATIONS

***

[Represents the entirety of Schedule 8 (10 pages of material), which has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of the omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.]

“********” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE 9

EARN-OUT ARRANGEMENTS

PART A – EARN-OUT

1.	DEFINITIONS

In this Schedule 9, capitalised terms not otherwise defined in this Agreement have the following meanings:

“Competing ******** Product” means a product containing ******** that competes with ********;

“Earn-out Payment” means, in respect of any Earn-out Period, the payment to be made by the Purchaser to the Vendors in respect of such Earn-out Period, calculated in accordance with paragraph 2.1 or 2.2 of this Schedule 9;

“Earn-out Period” means:

(a)	the First Earn-out Period; and/or

(b)	the period commencing on the day following the end of the First Earn-out Period and ending on the date falling three months after the end of the First Earn-out Period; and/or

(c)	each subsequent three month period up to and including the three month period ending on the date falling two calendar years after Completion;

“Earn-out Statement” has the meaning given in paragraph 3.1 of this Schedule 9;

“First Earn-out Period” means the period from the Completion Date to (and including) the date falling 3 months after the Completion Date;

“First Year” means the first four Earn-out Periods;

“********” means tablets containing ******** sold by the Group pursuant to Marketing Authorisations at the date of this Agreement (including, for the avoidance of doubt, those products set out in part B of this Schedule 9);

“******** Expenses” means, in respect of any Earn-out Period, the sum of the costs of each of the following applicable to the ******** sold in the UK by the Group or the Purchaser Group to a third party during such Earn-out Period and included in the calculation of ******** Gross Sales for such Earn-out Period (the “Relevant ********”), in each case calculated on a basis consistent with the accounting policies, principles, bases, practices, methods, conventions, rules and estimation techniques actually applied in the preparation of the Accounts as at the Balance Sheet Date, to the extent that such policies (and the amounts resulting from their application are in accordance with UK GAAP, applied on a consistent basis:

(a)	the third party costs to the Group in connection with the acquisition of the Relevant ********, including, at the date of this Agreement the third party manufactured cost from Tiofarma BV set out in Part C of this Schedule 9 (it being acknowledged that such costs includes all applicable API costs, testing costs, QP release costs and packaging costs);

“********” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)	third party shipping and storage costs related to inventory or sales (both inbound and outbound) of the Relevant ********;

(c)	normal and customary trade, cash, quantity discounts and rebates (including chargebacks and allowances) related to sales of the Relevant ********;

(d)	actual amounts repaid or credited by reason of rejection, returns or recalls of the Relevant ********; and

(e)	excise taxes, selling taxes (including VAT), other consumption taxes and customs duty imposed on the sale, importation, use or distribution of the Relevant ******** (but not including taxes assessed against the income derived from such sale), to the extent such taxes and duties have been included in the calculation of ******** Gross Sales for such Earn-out Period, and so that, for the avoidance of doubt, no member of the Purchaser Group shall be deemed to be a third party for the purposes of the calculation of the ******** Expenses for any Earn-out Period;

“******** Gross Sales” means, in respect of any Earn-out Period, the gross amount invoiced for sales of ******** in the UK by the Group or the Purchaser Group to a third party, in each case calculated on a basis consistent with the accounting policies, principles, bases, practices, methods, conventions, rules and estimation techniques actually applied in the preparation of the Accounts as at the Balance Sheet Date, to the extent that such policies (and the amounts resulting from their application) are in accordance with UK GAAP, applied on a consistent basis;

“******** Net Sales” means, in respect of any Earn-out Period, ******** Gross Sales less ******** Expenses in respect of such Earn-out Period;

“Notice of Disagreement” has the meaning given in paragraph 3.2 of this Schedule 9; and

“Second Year” means the second four Earn-out Periods (being the Earn-out Periods which are not in the First Year).

2.	EARN-OUT

2.1	The Earn-out Payment payable by the Purchaser to the Vendors (in their Respective Proportions) in respect of each Earn-out Period in the First Year shall be an amount equal to 30% of ******** Net Sales during such Earn-out Period.

2.2	The Earn-out Payment payable by the Purchaser to the Vendors (in their Respective Proportions) in respect of each Earn-out Period in the Second Year shall be an amount equal to 15% of ******** Net Sales during such Earn-out Period.

3.	EARN-OUT STATEMENT

3.1	Following the expiration of each Earn-out Period, the Purchaser shall examine the books and records of the Group in order to calculate the amount of the Earn-out Payment in respect of such Earn-out Period and the Purchaser shall promptly (and, in any event, before the day falling 30 days after the expiration of each such Earn-out Period) provide to each Vendor a statement giving notice of its conclusions and the proposed amount of the Earn-out Payment for such Earn-out Period to the Vendors (each, an “Earn-out Statement”). Such Earn-out Statement will include for each month by stock-keeping unit the volume of ******** sold, the ******** Gross Sales, the ******** Net Sales (broken down by category) and the calculation of the Average Net Selling Price and the Earn-out Payment.

“********” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.2	Following the expiration of each of the First Year and the Second Year, the Purchaser shall promptly (and, in any event, before the day falling 30 days after the expiration of the First Year or Second Year as applicable) provide to each Vendor a statement (with each of the Earn-out Statements relating to the First Year or (as applicable) the Second Year attached thereto) specifying the proposed aggregate amount payable to each Vendor in respect of the Earn-out Payments for the First Year or, as applicable, the Second Year (each, a “ Yearly Earn-out Statement”).

3.3	Following the delivery of a Yearly Earn-out Statement to the Vendors, the Purchaser shall promptly supply to the Vendors (and any professional advisers appointed by any investor) such further information as is reasonably requested by the Vendors to verify the Yearly Earn-out Statement or any of the Earn-out Statements required to be attached thereto under paragraph 3.2. The Vendors shall have the right to review the calculations regarding the Yearly Earn-out Statement (or any such related Earn-out Statement) and shall have reasonable and prompt access (both for themselves and their professional advisers) to the personnel, books and records of the Group (and, where applicable, the Purchaser Group). The Purchaser and the Vendors shall work in good faith and cooperate in their review of such calculations. Unless within 20 Business Days after receipt of the relevant Yearly Earn-out Statement pursuant to paragraph 3.2 above (or, in the event the Vendors have requested additional information pursuant to this paragraph 3.3 in respect of such Yearly Earn-out Statement (or any of the Earn-out Statements required to be attached thereto under paragraph 3.2), the day falling 20 Business Days after the date upon which the Vendors have received all such information and assistance), any Vendor notifies the Purchaser in writing of any disagreement or difference of opinion relating to the matters set forth in the Yearly Earn-out Statement (or any of the Earn-out Statements required to be attached thereto under paragraph 3.2), setting forth in reasonable detail the basis for, and the amount of, such disagreement or difference of opinion (the “Notice of Disagreement”), the Parties shall be deemed to have accepted the matters set forth in such Yearly Earn-out Statement (and the related Earn-out Statements) which shall become final and binding on the Parties.

3.4	If any Vendor gives the Purchaser a Notice of Disagreement in relation to any Yearly Earn-out Statement (or any of the Earn-out Statements required to be attached thereto under paragraph 3.2), the Vendors and the Purchaser shall negotiate in good faith to seek to reach agreement on the items and amounts identified in such Notice of Disagreement, and, if agreement in writing is reached between the Vendors and the Purchaser on all such items and amounts, the relevant Yearly Earn-out Statement (and, as applicable, any related Earn-out Statement) shall be adjusted in accordance with such agreement and the Parties shall be deemed to have accepted such Yearly Earn-out Statement (and the related Earn-out Statements) , as so adjusted, as final and binding upon them.

3.5	If the Purchaser and the Vendors are unable to reach agreement on all of the items and amounts set out in any Notice of Disagreement within 20 Business Days after the Purchaser receives such Notice of Disagreement, either the Purchaser or any Vendor may, by notice to the others, require that any items or amounts identified in the Notice of Disagreement be referred to the Reporting Accountants.

3.6	Where a dispute is referred to the Reporting Accountants under paragraph 3.5, the Reporting Accountants shall be engaged by the Vendors and the Purchaser:

(a)	on the terms set out in this Schedule 9;

“********” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)	on the terms set out in paragraphs 2.7 to 2.11 (inclusive) of Part 1 of Schedule 7 which shall apply mutatis mutandis to any engagement of the Reporting Accountants pursuant to this Schedule 9, except that:

(i)	all references therein to the “Draft Net Cash Statement”, the “Draft Working Capital Statement”, the “Net Cash Statement” and/or the “Net Working Capital Statement” shall be read for these purposes as references to the “Yearly Earn-out Statement” (together with the Earn-out Statements required to be attached thereto under paragraph 3.2 of Schedule 9);

(ii)	all references to the Disagreement Notice shall be read for these purposes as references to the relevant Notice of Disagreement; and

(iii)	paragraph 2.8(b) of Part 1 of Schedule 7 shall not apply to this Schedule 9; and

(c)	otherwise on such terms as shall be agreed between the Vendors, the Purchaser and the Reporting Accountants.

4.	EARN-OUT SETTLEMENT

4.1	Within ten Business Days after the date on which a Yearly Earn-out Statement has been agreed, settled or determined by the Reporting Accountants, the Purchaser shall (without any set-off, counterclaim, deduction or withholding) pay to each Vendor its Respective Proportion of the aggregate of the Earn-out Payments for the First Year or Second Year (as applicable), such payment to be made in accordance with Clause 22.1.

4.2	Any Earn-out Payment paid to the Vendors shall be deemed to be an increase in the Initial Consideration (as adjusted in accordance with Clause 3.3).

5.	COVENANTS

5.1	Subject to paragraph 5.6, the Purchaser shall procure that during the Earn-out Periods:

(a)	each Group Company carries on its business of buying and selling ******** in the ordinary course;

(b)	neither the Purchaser nor any member of the Purchaser Group shall knowingly frustrate or impede the operation of the Group for the principal purpose of decreasing or limiting any Earn-out Payment or otherwise take any action (or omit to take any action) for the purpose of decreasing or limiting any Earn Out Payment which would materially and adversely affect the ability of the Group to carry out its contracts, acquire ******** (or ******** related) stock or fulfil its orders and otherwise perform its obligations in relation to ******** sourcing and sales;

(c)	the profits of the Group arising out of the sale of ******** shall not be artificially reduced by any act or omission between the Group and any member of the Purchaser Group;

(d)	no member of the Purchaser Group shall launch, market, sell or distribute, either directly or indirectly, any Competing ******** Product;

“********” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(e)	save as may be required as a result of changes in market conditions, the Group will not make any material change to its policies on discounts, rebates, chargebacks or allowance in relation to ******** sales; and

(f)	the Group shall not sell, transfer or otherwise dispose of the business of selling ******** or any material part thereof, other than pursuant to a sale of the Group as a whole.

5.2	If there occurs any breach by the Purchaser of any of its obligations under paragraph 5.1, the Earn-out Payment for the affected Earn-out Period shall be fairly adjusted to compensate for the adverse effect of the breach. Following any notice by any Vendor to the Purchaser alleging any such breach (a “Breach Notice”), then, without prejudice to any other rights which the Vendors may have in respect of such breach, the Purchaser and the Vendors shall negotiate in good faith to seek to reach agreement on the occurrence and/or effect of such breach, and, if agreement in writing is reached between the Vendors and the Purchaser on such issues which would result in the adjustment to any Earn-out Payment, the Purchaser shall pay to the Vendors (in their Respective Proportions) any increase in the amount of any such Earn-out Payment following such adjustment.

5.3	If the Purchaser and the Vendors do not reach agreement as to the occurrence or effect of any breach set out in a Breach Notice, in each case within 20 Business Days of the delivery of any Breach Notice, either the Purchaser or any Vendor may, by notice to the others, require that the issues identified in the Breach Notice be referred to the Reporting Accountants.

5.4	Where a dispute is referred to the Reporting Accountants under paragraph 5.3, the Reporting Accountants shall be engaged by the Vendors and the Purchaser on the basis of the provisions of paragraph 3.6, mutatis mutandis.

5.5	For the avoidance of doubt, the provisions of paragraphs 5.2 to 5.4 shall apply to Earn-out Periods in relation to which an Earn-out Payment has already been paid (as well as to any Earn-out Period in relation to which the Earn-out Payment has yet to be agreed or determined), and any reference in this Schedule 9 to any Earn-out Statement being final and binding shall not be taken to prevent the serving of any Breach Notice or the adjustment of any Earn-out Payment in relation to any Earn-out Period in relation to which such Earn-out Statement relates.

5.6	Nothing in paragraph 5.1 shall restrict the Purchaser Group from acquiring a Competing ******** Product or a company or group that sells, markets or distributes a Competing ******** Product. In the event that the Purchaser Group acquires a Competing ******** Product or a company or group that sells, markets or distributes a Competing ******** Product, the amount of ******** Net Sales for: (i) the Earn-out Period in which the acquisition occurs and (ii) any remaining Earn-out Periods shall be equal to the amount of ******** Net Sales in the Earn-out Period immediately prior to the date that the Purchaser Group acquires a Competing ******** Product or, in the event of such an acquisition in the First Earn-out Period , the amount of the ******** Net Sales in the three month period preceding the Completion Date (as if such three month period were an Earn-out Period).

“********” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

PART B – SCHEDULE OF PRODUCTS

Products	Pack Size
********	30
********	30

“********” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

PART C – SCHEDULE OF THIRD PARTY COSTS

Products	Pack Size	Supplier	Cost
********	30	Tiofarma BV	********
********	30	Tiofarma BV	********

SCHEDULE 10

PROVISIONS GOVERNING BLOCKED ACCOUNTS

1.	Any interest accrued on any amounts contained in a Vendor’s Blocked Account and/or which may be credited to a Vendor’s Blocked Account from time to time shall upon request by the relevant Vendor (such requests to be limited to no more than four in any calendar year) be released from such Vendor’s Charge and the Purchaser and such Vendor shall promptly instruct the Security Bank to pay (such payment to be made as soon as reasonably practicable and in any event within 3 Business Days of such instruction)any sum representing interest from such Blocked Account to such Vendor (or such person or account as such Vendor may direct). The liability to Tax (including, without limitation, any withholding tax) on any interest shall be borne by the party ultimately entitled to that amount.

2.	No amount shall be released out of either Blocked Account otherwise than in accordance with paragraphs 1 or 3 of this Schedule 10 and the Charges. The Purchaser and each Vendor agree to give all such instructions, consents and confirmations to the Security Bank as the Security Bank may request in order to procure the making of any payment or transfer required to be made pursuant to paragraphs 1 or 3 of this Schedule 10.

3.	Subject as otherwise provided by paragraph 7:

3.1	if a True-up Payment is payable by the Vendors, the Purchaser and each Vendor shall promptly instruct the Security Bank to pay (such payment to be made as soon as reasonably practicable and in any event within 3 Business Days of such instruction, provided that any delay from the Purchaser in giving such instruction shall not reduce the amount payable) out of each Vendor’s Blocked Account an amount equal to the lesser of:

(a)	the amount payable by such Vendor pursuant to clause 3.7; and

(b)	such Vendor’s Charged Amount;

3.2	If, prior to the First Release Date, at any time when a Charged Amount is standing to the credit of a Vendor’s Blocked Account there is a Due Amount payable by each such Vendor, the Purchaser and such Vendor shall promptly thereafter instruct the Security Bank to pay (such payment to be made as soon as reasonably practicable and in any event within 3 Business Days of such instruction provided that any delay from the Purchaser in giving such instruction shall not reduce the amount payable) to the Purchaser out of such Vendor’s Charged Amount the lesser of (x) the Due Amount payable by such Vendor and (y) such Vendor’s Charged Amount (unless such Due Amount has already been paid to the Purchaser or otherwise settled without recourse to such Vendor’s Blocked Account);

3.3	on the First Release Date, the Purchaser shall release from each Vendor’s Charge an amount equal to the relevant Excess Amount, and the Purchaser and each such Vendor shall promptly instruct the Security Bank to pay (such payment to be made as soon as reasonably practicable and in any event within 3 Business Days of such instruction) to each Vendor (to such bank account as such Vendor shall nominate) out of such Vendor’s Blocked Account an amount equal to the relevant Excess Amount;

3.4	Following the First Release Date, if a Charged Amount is standing to the credit of a Vendor’s Blocked Account, and with respect to any Relevant Claim:

(a)	a Due Amount is payable by such Vendor, the Purchaser and such Vendor shall:

(i)	unless such Due Amount has already been paid to the Purchaser or otherwise settled without recourse to such Vendor’s Blocked Account, as soon as practicable thereafter instruct the Security Bank to pay (such payment to be made as soon as reasonably practicable and in any event within 3 Business Days of such instruction provided that any delay from the Purchaser in giving such instruction shall not reduce the amount payable) to the Purchaser out of such Vendor’s Charged Amount the lesser of (x) the Due Amount and (y) such Vendor’s Charged Amount; and

(ii)	where such Due Amount (having deducted any amount settled without recourse to such Vendor’s Blocked Account) is less than the Reserved Amount retained (if any) in respect of the relevant Settled Claim and, if such Reserved Amount (if any) had equalled the Due Amount, any additional amount (over and above that actually released and paid on the First Release Date) would have been released from such Vendor’s Charge and paid to such Vendor on the First Release Date (an “Excess Withheld Amount”), the Purchaser shall release from such Vendor’s Charge such amount as is equal to, and the Purchaser and the Vendor shall jointly instruct the Security Bank to pay to such Vendor out of such Vendor’s Blocked Account, an amount equal to the Excess Withheld Amount such payment to be made as soon as reasonably practicable and in any event within 3 Business Days of such instruction);

(b)	such Relevant Claim either:

(i)	becomes a Settled Claim in circumstances where this is no Due Amount payable by such Vendor; or

(ii)	is withdrawn,

then the Purchaser shall release from such Vendor’s Charge such amount as is equal to the Reserved Amount with respect to such Relevant Claim, and the Purchaser and such Vendor shall jointly instruct the Security Bank to pay such amount to such Vendor out of such Vendor’s Blocked Account (such payment to be made as soon as reasonably practicable and in any event within 3 Business Days of such instruction ).

3.5	On the Final Release Date, the Purchaser shall release from each Vendor’s Charge such amount of such Vendor’s Charged Amount as is equal to, and the Purchaser and such Vendor shall promptly instruct the Security Bank to pay (such payment to be made as soon as reasonably practicable and in any event within 3 Business Days of such instruction) to such Vendor out of such Vendor’s Blocked Account an amount equal to, the lesser of:

(a)	the Charged Amount; and

(b)	the Excess Amount.

3.6	Following the later to occur of:

(a)	Final Release Date; and

(b)	the Settlement, Determination or Withdrawal of all Relevant Claims, if any, notified to such Vendor prior to, and which remained outstanding at, the First Release Date or the Final Release Date and payment of all Due Amounts to the Purchaser in relation to such Relevant Claims, the Purchaser shall release all amounts and other property or rights of any nature whatsoever from such Vendor’s Charge, and the Purchaser and such Vendor shall promptly instruct the Security Bank to pay (by no later than the end of the next Business Day) all remaining amounts in such Vendor’s Blocked Account to such Vendor (such payment to be made as soon as reasonably practicable and in any event within 3 Business Days of such instruction).

4.	For the avoidance of doubt, the Purchaser and each Vendor agree and confirm that no request, requirement or instruction shall be given or made to the Security Bank to pay or transfer out of any Blocked Account an amount greater that the amount standing to the credit of such Blocked Account at the relevant time.

This Agreement has been executed and delivered as a deed on the date stated at the beginning of it.

EXECUTED and delivered	)
as a DEED by	)
AMIT PATEL	)	/s/ Amit Patel

/s/ Robbie McLaren	Signature of Witness

Robbie McLaren	Name of Witness

99 Bishopsgate	Address of Witness

London

EXECUTED and delivered	)
as a DEED by	)
MEETA PATEL	)	/s/ Meeta Patel

/s/ Robbie McLaren	Signature of Witness

Robbie McLaren	Name of Witness

99 Bishopsgate	Address of Witness

London

EXECUTED and delivered	)
as a DEED by	)
ACTAVIS HOLDINGS UK LIMITED	)
acting by SARA VINCENT,	)	/s/ Sara Vincent
a director, in the presence of:	)	Director

/s/ Robbie McLaren	Signature of Witness

Robbie McLaren	Name of Witness

99 Bishopsgate	Address of Witness

London

EXECUTED and delivered	)
as a DEED by	)
ACTAVIS PLC	)
acting by SIGURD KIRK,	)	/s/ Sigurd Kirk
an authorised signatory,	)	Authorised signatory
in the presence of,	)

/s/ Robbie McLaren	Signature of Witness

Robbie McLaren	Name of Witness

99 Bishopsgate	Address of Witness

London